                                                                   EXHIBIT 10.16

                                                                        NOVATION

                MASTER INFORMATION TECHNOLOGY SERVICES AGREEMENT

                                     between

                       FIDELITY INFORMATION SERVICES, INC.

                                       and

                       FIDELITY NATIONAL TITLE GROUP, INC.

                     dated as of ____________________, 2005

                                TABLE OF CONTENTS

                                                                                                        PAGE NUMBER
ARTICLE 1.          DEFINITIONS; RULES OF INTERPRETATION.............................................         1
           1.1.     Definitions......................................................................         1
           1.2.     Rules of Interpretation..........................................................         1

ARTICLE 2.          TERM.............................................................................         2
           2.1.     Initial Term.....................................................................         2
           2.2.     Renewal and Extensions...........................................................         2

ARTICLE 3.          Services.........................................................................         3
           3.1.     Services.........................................................................         3
           3.2.     FIS Responsible for all Service Providers and FIS Subcontractors.................         4
           3.3.     Core Services....................................................................         5
           3.4.     Base Services Agreements.........................................................         5
           3.5.     Statements of Work, Right of First Look, and Additional Services.................         6
           3.6.     License Management...............................................................         7
           3.7.     Licenses and Permits.............................................................         7
           3.8.     Change Control Procedures........................................................         7
           3.9.     Product Discontinuation..........................................................         7
           3.10.    Improved Technology and Practices................................................         8
           3.11.    Disaster Recovery and Component Recovery.........................................         8
           3.12.    Reports..........................................................................         8
           3.13.    Compliance Environment...........................................................         8
           3.14.    Title to Work Product............................................................         9
           3.15.    FIS Affiliate Statements of Work.................................................         9

ARTICLE 4.          CUSTOMER SATISFACTION............................................................        10
           4.1.     Baseline FNT Satisfaction Survey.................................................        10
           4.2.     FNT Satisfaction Survey..........................................................        10

ARTICLE 5.          SERVICE LEVELS; SERVICE LEVEL CREDITS; ADJUSTMENTS TO   SERVICE LEVELS ..........        10
           5.1.     Services.........................................................................        10
           5.2.     Adjustment of Service Levels.....................................................        10
           5.3.     Failure to Perform; Root-Cause Analysis..........................................        11
           5.4.     Service Level Credits............................................................        11
           5.5.     Priority of Recovery of Services.................................................        11
           5.6.     Service Level Measurement........................................................        12
           5.7.     Service Level Audit..............................................................        12

 ARTICLE 6.          SERVICE LOCATIONS...............................................................        12
           6.1.     FIS Service Locations............................................................        12

           6.2.     Safety and Security Procedures...................................................        13

ARTICLE 7.          RELATIONSHIP MANAGEMENT; DISPUTE RESOLUTION......................................        15
           7.1.     Relationship Managers............................................................        15
           7.2.     Escalation Procedures............................................................        15
           7.3.     Continuity of Services...........................................................        17

ARTICLE 8.          PROJECT STAFF....................................................................        17
           8.1.     Project Staff....................................................................        17
           8.2.     Account Manager; FTEs............................................................        18
           8.3.     Onsite Resources.................................................................        18
           8.4.     FIS Subcontractors...............................................................        18
           8.5.     Conduct of FIS Personnel.........................................................        19
           8.6.     Conduct of FNT Personnel.........................................................        19
           8.7.     Personnel Recruitment............................................................        19

ARTICLE 9.          PROPRIETARY RIGHTS IN SOFTWARE AND SYSTEMS.......................................        19
           9.1.     Identification of Software.......................................................        19
           9.2.     FNT Software.....................................................................        20
           9.3.     FIS Proprietary Software.........................................................        20
           9.4.     FIS Third Party Software.........................................................        21
           9.5.     Developed Software...............................................................        22
           9.6.     Equipment........................................................................        22
           9.7.     Systems..........................................................................        23

ARTICLE 10.         REQUIRED CONSENTS................................................................        23

ARTICLE 11.         THIRD PARTY CONTRACT ADMINISTRATION AND MANAGEMENT...............................        23
           11.1.    FIS Responsibilities.............................................................        23
           11.2.    Third Party Invoices.............................................................        23

ARTICLE 12.         DATA.............................................................................        24
           12.1.    Title to Data....................................................................        24
           12.2.    Return of Data...................................................................        24
           12.3.    Partial Return of Data...........................................................        24
           12.4.    Timing; Expense..................................................................        24

ARTICLE 13.         INVOICES AND PAYMENTS............................................................        24
           13.1.    Fees.............................................................................        24
           13.2.    Credits..........................................................................        24
           13.3.    Taxes............................................................................        24
           13.4.    Proration........................................................................        25
           13.5.    Invoicing and Payment............................................................        25
           13.6.    Rights of Set Off................................................................        25
           13.7.    Refundable Items.................................................................        25
           13.8.    Inflation Adjustment.............................................................        25

           13.9.    Pass-Through Expenses............................................................        26

ARTICLE 14.         AUDITS...........................................................................        26
           14.1.    Processing.......................................................................        26
           14.2.    Fee Audit........................................................................        27

ARTICLE 15.         FORCE MAJEURE; TIME OF PERFORMANCE...............................................        27
           15.1.    Force Majeure....................................................................        27
           15.2.    Time of Performance and Increased Costs..........................................        28
           15.3.    Sole and Exclusive...............................................................        28

ARTICLE 16.         CONFIDENTIALITY..................................................................        29
           16.1.    Confidential Information.........................................................        29
           16.2.    Work Product Privilege...........................................................        29
           16.3.    Injunctive Relief................................................................        30
           16.4.    Unauthorized Acts................................................................        30
           16.5.    Publicity........................................................................        30
           16.6.    Data Privacy.....................................................................        31

ARTICLE 17.         REPRESENTATIONS AND WARRANTIES...................................................        33
           17.1.    Representations and Warranties...................................................        33
           17.2.    Disclaimer.......................................................................        38

ARTICLE 18.         TERMINATION......................................................................        38
           18.1.    Termination for Convenience......................................................        38
           18.2.    Termination......................................................................        38
           18.3.    Termination for Insolvency.......................................................        39
           18.4.    Termination Assistance...........................................................        40

ARTICLE 19.         EXIT PLAN........................................................................        41
           19.1.    Description of Termination Assistance Services...................................        41
           19.2.    Implementation...................................................................        41

ARTICLE 20.         INDEMNIFICATION..................................................................        41
           20.1.    Indemnification by FIS...........................................................        41
           20.2.    Indemnification by FNT...........................................................        42
           20.3.    FIS Intellectual Property Indemnification........................................        43
           20.4.    FNT Intellectual Property Indemnification........................................        43
           20.5.    Indemnification Procedures.......................................................        44
           20.6.    Contribution.....................................................................        44
           20.7.    Limitation of Liability..........................................................        45
           20.8.    Exclusions.......................................................................        45

ARTICLE 21.         WAIVER...........................................................................        45

ARTICLE 22.         INSURANCE........................................................................        45
           22.1.    Coverage Required................................................................        45
           22.2.    Insurance Documentation..........................................................        46

ARTICLE 23.         MISCELLANEOUS PROVISIONS.........................................................        46
           23.1.    Notices..........................................................................        46
           23.2.    Counterparts.....................................................................        47
           23.3.    Headings.........................................................................        47
           23.4.    Relationship.....................................................................        47
           23.5.    Severability.....................................................................        48
           23.6.    Entire Agreement.................................................................        48
           23.7.    Amendments.......................................................................        48
           23.8.    Governing Law....................................................................        49
           23.9.    Survival.........................................................................        49
           23.10.   Third Party Beneficiaries........................................................        49
           23.11.   Acknowledgment...................................................................        49
           23.12.   Covenant of Further Assurances...................................................        49
           23.13.   Assignment.......................................................................        50

                                    EXHIBITS

Exhibit A                 Roles and Responsibilities
Exhibit B                 Professional Services
Exhibit C                 Base Service Agreements
        Schedule C-1      Managed Operations Services
        Schedule C-2      Network Services
        Schedule C-3      Messaging Services
        Schedule C-4      Domain and Directory Services
        Schedule C-5      Infrastructure Services
        Schedule C-6      Corporate Services
        Schedule C-7      Security Services
        Schedule C-8      Disaster Recovery Services
        Schedule C-9      Application Development Services
Exhibit D                 Fees
Exhibit E                 Fidelity Technology Centers
Exhibit F                 FNT Software as of the Effective Date
Exhibit G                 INTENTIONALLY DELETED
Exhibit H                 Service Levels
Exhibit I                 Termination Fees
Exhibit J                 Fidelity Information Security Policy
Exhibit 3.15              Form of Agreement for FIS Non-Subsidiary Affiliates

      This MASTER INFORMATION TECHNOLOGY SERVICES AGREEMENT, dated as of _________________, 2005 (the "Effective Date"), by and between FIDELITY NATIONAL TITLE GROUP, INC., a Delaware corporation ("FNT'), and FIDELITY INFORMATION SERVICES, INC., an Arkansas corporation ("FIS"), (including all exhibits, attachments and Statements of Work, as may be amended or appended from time to time, the "Agreement").

                              W I T N E S S E T H:

      WHEREAS, FIS previously entered into a Master Services Agreement dated as of March 4, 2005 (the "FNF Agreement") with Fidelity National Financial, Inc., a Delaware corporation ("FNF"), as the parent company of FNT and its subsidiaries, for the provision of certain information technology support and services, as more fully described herein and as set forth in the Exhibits and Schedules attached hereto and made a part hereof; and

      WHEREAS, pursuant to an Assignment and Assumption Agreement of even date herewith between FNF and FNT, FNT has assumed, with the consent of FIS, all of FNF's rights and obligations under the FNF Agreement; and

      WHEREAS, FIS and FNT wish to enter into a novation of the rights and obligations under the FNF Agreement, as assumed by and assigned to FNT, so that FNT is the clear party in interest with respect to the information technology support and services to be provided by FIS, as more particularly described herein and as set forth in the Exhibits and Schedules attached hereto and made a part hereof;

      NOW, THEREFORE, for and in consideration of the agreements of the parties set forth below, FNT and FIS agree as follows:

ARTICLE 1. DEFINITIONS; RULES OF INTERPRETATION

1.1. Definitions.

1.2. Rules of Interpretation.

      (a) The term "including" means "including, without limitations" unless the context clearly states otherwise.

      (b) All references in this Agreement to Articles, Sections, Exhibits or Schedules, unless expressed or indicated, are to the Articles, Sections, Exhibits or Schedules to this Agreement.

      (c) Words importing persons include, where appropriate, firms, associations, partnerships, trusts, corporations and other legal entities, including public bodies, as well as natural persons.

      (d) Words importing the singular include the plural and vice versa. Words of the masculine gender are deemed to include the correlative words of the feminine and neuter genders.

      (e) All references to a number of days mean calendar days, unless expressly indicated otherwise.

      (f) The recitals to this Agreement are deemed to be a part of this Agreement.

      (g) In the event of a conflict between the terms of any or all of the body of this Agreement, the Statement of Work and any other Exhibit or Schedule to this Agreement, the terms of this Agreement shall prevail to the extent of such conflict.

      (h) All reference herein to this Agreement shall include the exhibits and schedules attached to this Agreement.

ARTICLE 2. TERM

2.1. Initial Term. The initial term of this Agreement (the "Initial Term") commences as of the Effective Date and shall continue until the fifth Anniversary of the Effective Date (the "Initial Term Expiration Date"), unless terminated earlier pursuant to Article 18.

2.2. Renewal and Extensions.

      (a) FNT shall have the right to renew (a "Renewal Right") this Agreement upon the expiration of the Initial Term for a single one-year period (the "One Year Renewal Period") or for a single two-year period (the "Two Year Renewal Period"). Each such renewal period is referred to herein as a "Renewal Period". If FNT intends to exercise a Renewal Right, FNT shall provide FIS with a written notice of such intent (a "Renewal Notice") at least six (6) months prior to the Initial Term Expiration Date. FNT's failure to provide the Renewal Notice permitted by this Section 2.2 shall be conclusive evidence of FNT's intent not to exercise a Renewal Right. The Initial Term, along with any Renewal Period, are collectively referred to herein as the "Term". Expiration Date shall be defined as the end of the Term ("Expiration Date").

      (b) Upon receipt by FIS of a Renewal Notice, FNT and FIS shall commence discussions relating to the terms and conditions of this Agreement applicable to the Renewal Period. If, prior to the commencement of a Renewal Period, FNT and FIS have not agreed upon the terms and conditions applicable to this Agreement during such Renewal Period, this Agreement shall be renewed for only the One Year Renewal Period on the terms of this Agreement in effect on the Initial Term Expiration Date.

      (c) Each Statement of Work arising hereunder shall have an initial term as specified therein but, in the absence of any specification, shall be coextensive with the end of the Initial Term or then-current Renewal Term and, subject to any right of earlier termination, shall thereafter renew (or terminate) on the same dates and subject to the same notice requirements as applicable to this Agreement.

ARTICLE 3. SERVICES

3.1. Services.

      (a) As of the Effective Date and continuing throughout the Term, FIS will provide to the FNT Entities (defined immediately following), the information technology and related services that were provided by or on behalf of FIS (and Subsidiaries) to FNT Entities immediately prior to the Effective Date. For purposes of this Agreement, the term "FNT Entities" shall mean, collectively, at any given time, each of (i) FNT and (ii) all partnerships, firms, corporations, and entities which are, at that time, at least majority owned or otherwise controlled by FNF or FNT, but excluding, if otherwise applicable, Fidelity National Information Services, Inc. and each Subsidiary. The parties recognize that prior to the Effective Date, the services were provided pursuant to an intercompany relationship and not pursuant to a written agreement. Until such time as Service Levels have been mutually agreed upon by the parties following the baseline effort described in this Section, FIS shall provide the Services in the same basic manner and quality as prior to the Effective Date. Such services, together with Additional Services (defined herein below), and services to be provided under Statements of Work, Base Services Agreements, Exhibit B, Amendments, or an equivalent, made part of this Agreement from time to time, are collectively referenced herein as the "Services"; the resulting operating environment to exist at the Effective Date is referenced as the "As Is environment". The Roles and Responsibilities described in Exhibit A shall apply only to the extent that a Base Service Agreement states that such Services will be provided. To facilitate a more detailed specification of the As Is environment, the parties shall mutually agree upon a written documented baseline plan, with the assistance of reputable, knowledgeable, mutually agreeable third party consultants (at the expense of FNT), and mutually agree upon a baseline of the As Is environment within sixty (60) days following the Effective Date. The parties agree that to the extent that Services are omitted in the descriptions in Exhibit C and from the fees in Exhibit D, the parties will work together following the Effective Date to memorialize the description of the Services in Exhibit C along with the fees therefor.

      (b) FIS and FNT shall jointly prepare a non-binding technology plan (the "Technology Plan") within one hundred twenty (120) days after the Effective Date, and create updated Technology Plans in accordance with Section 3.10. Each Technology Plan after the first shall review and assess the immediately preceding Technology Plan. The Technology Plan shall consist of a three-year plan and an annual implementation of the plan and shall include a comprehensive assessment and strategic analysis of FNT's then-current IT systems and services for the next three (3) years, including an assessment of the appropriate direction for such systems and the Services in light of FNT's business priorities and strategies and competitive market forces.

      (c) "Ancillary Tasks" shall mean those tasks, services, functions and responsibilities which are incidental to and normally associated with the performance of the

            Services, or are reasonably necessary to perform the Services, as contemplated by this Agreement and as performed by FIS prior to the Effective Date; Ancillary Tasks are included within the concept and definition of Services and shall be performed by FIS to the same extent and in the same manner as performed prior to the Effective Date and, further, as if specifically and expressly described as a Service.

      (d) FNT and FIS agree that each of the FNT Entities shall have the right to receive, use and benefit from the Services to be provided pursuant to this Agreement. For purposes of this Agreement, "Subsidiary" shall mean any corporation or other legal entity of which Fidelity National Information Services, Inc. controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body. FNT shall be fully responsible for compliance by each FNT Entity with the terms and conditions of this Agreement. FNT shall be the sole point of contact for FIS for all requests, communications, decisions, and approvals under this Agreement. FNT shall resolve, and FIS shall not be responsible for, any conflicts among the FNT Entities which affect FIS'S performance of the Services. FIS shall look solely to FNT for the payment of Fees. An entity which ceases to be an FNT Entity shall, ipso facto, cease to enjoy rights hereunder, but any of the FNT Entities may use its rights hereunder to transition the former FNT Entity off the Services, for a reasonable period, not to exceed twelve (12) months, without breach hereof. In any such event, FNT shall continue to pay for Services requested by FNT and provided by FIS in support of the transitioning FNT entity or business and shall be responsible for the performance of such transitioning entity in conformity with the terms and conditions of this Agreement.

      (e) Subject to Section 3.1(d) and Section 3.5 (Additional Services) and subject to the terms of the applicable Base Service Agreement, FNT shall have the right to add additional entities, additional volumes and business units to this Agreement; provided that the addition or deletion of such entities or business units does not materially affect FIS'S obligations under this Agreement. Any such increase or decrease in volume resulting from the addition or deletion of entities, additional volumes or business units shall be treated as any other increase or decrease in the resource volumes invoiced to FNT. FNT shall share information with FIS necessary to allow FIS to determine which resources will be required to perform the Services and any Additional Services, subject to applicable confidentiality restrictions.

3.2. FIS Responsible for all Service Providers and FIS Subcontractors. The specific services to be provided under this Agreement shall be identified in the Base Services Agreements, Statement(s) of Work, Exhibits and Amendments to this Agreement as mutually agreed upon in writing by both parties. FIS will provide the Services on its own and/or through one or more subcontractors ("FIS Subcontractors") and FIS will be responsible and liable for compliance by the FIS Subcontractors with all applicable laws and regulations, the terms herein relating to confidentiality, data and data security, and the Fidelity Information Security Policy (attached as

Exhibit J) and such additional terms as are identified by FNT to FIS as being expressly required in any subcontract. FIS shall be fully responsible for compliance by each FIS Subcontractor with the terms and conditions of this Agreement and for policing and enforcing each subcontract. FIS shall be the sole point of contact for all FIS Subcontractors for all requests, communications, decisions, and approvals under this Agreement. FIS shall resolve, and FNT shall not be responsible for, any conflicts among the FIS Subcontractors which affect performance of the Services. FNT shall be liable hereunder solely to FIS (and not to any subcontractor) for performance of this Agreement by FNT (or FNT Entities). FIS'S use of an FIS Subcontractor in the performance of the Services under this Agreement shall not, under any circumstances, operate to relieve FIS of any of its obligations or liabilities under this Agreement or shift responsibility therefore to FNT.

3.3. Core Services. The parties agree that as a result of the baselining effort described in Section 3.1(a), certain Services will, upon mutual agreement of the parties be deemed "Core Services." These Core Services may include: (i) managed operations, (ii) network, (iii) e-mail/messaging, (iv) network routing, (v) technology center infrastructure, (vi) active directory and domains, (vii) security management, (viii) disaster recovery, (ix) systems development and (x) business continuity. Notwithstanding any contrary limitation of remedies for FIS failure to meet Service Levels, failure of FIS to maintain agreed Service Levels for Core Services (as set forth in Exhibit H or otherwise), may rise to a material breach of this Agreement warranting termination, may accrue elevated Service Level Credits and may be the subject of damage claims.

3.4. Base Services Agreements. All Base Services Agreements attached hereto as a Schedule to Exhibit C (each a "Base Services Agreement" and collectively, the "Base Services Agreements") form a part of this Agreement. All applicable terms, conditions, responsibilities and delivery schedules that apply to a particular Service are identified in the applicable Base Services Agreement(s) and shall govern the provision of the relevant Service. Each Base Services Agreement shall contain a description of the Services to be performed, the applicable Fees and the Service-specific terms, conditions, responsibilities and delivery schedules which shall govern the provision of the relevant Services. All consistent terms of this Agreement shall also apply to performance of each of the foregoing Base Services Agreements. Unless otherwise agreed to in writing by both parties, the Services to be rendered by FIS to FNT are limited to those Services that are specifically described in the Base Services Agreements and the related Ancillary Tasks. Any new terms, conditions, responsibilities or delivery schedules which may be specifically applicable to any particular Service, as they may be negotiated through the course of business, shall be set forth in writing and executed by the parties and added to this Agreement either as a new Base Services Agreement, Statement of Work or as an amendment to this Agreement. Such action shall not constitute a modification or change of any provision of this Agreement or of any provision of any other Base Services Agreement, unless expressly stated in such written agreement. In the event of any conflict between the provisions of this Agreement and a Base Services Agreement, the terms of this Agreement shall control unless the Base Services Agreement expressly states that, in the event of conflict with this specific Agreement (and not conflicting agreements generally), the Base Services Agreement shall control.

3.5. Statements of Work, Right of First Look, and Additional Services.

      (a) FNT may from time to time request that FIS perform services that are not specified herein (nor implied, as Ancillary Tasks) as being included in the Services ("Additional Services"). During the Term, if FNT wishes to outsource services similar to the Services, FNT will first request such services from FIS as FNT's preferred provider, prior to requesting them from any other service provider, as follows. Upon request by FNT in writing to the FIS Relationship Manager in detail sufficient for FIS to respond, FIS will promptly respond in an amount of time appropriate to the complexity of project, but in no event more than ten (10) days later, providing FNT, in writing, (1) (A) a description in reasonable detail of the work FIS proposes to perform to fulfill the request for Additional Services, including when appropriate suggested software and/or hardware, (B) a schedule for commencing and completing such Additional Services, and (C) FIS'S full prospective charges and/or rates for completing and/or maintaining such Additional Services or
            (2) an estimate of time by which FIS shall provide to FNT the information set forth in subsections 3.5(a)(1)(A), (B) and (C) hereof.

      (b) If FNT determines to move forward with such Additional Services from FIS on the terms offered, the parties shall work together over an appropriate period of time, not to exceed ten (10) days, to determine the following matters and develop a schedule for an appropriate Statement of Work: (1) when appropriate, any new software or hardware required by FIS to deliver the Additional Services, (2) when appropriate, if requested by FNT, the Designated Software, Equipment and run time requirements necessary to develop and operate any new applications required to deliver the Additional Services, (3) when appropriate, a description of the human resources necessary to develop and provide the Additional Services, (4) when appropriate, a list of any existing applications or hardware necessary to be used in delivering the Additional Services, and an assessment of the impact on then-current Services supported by such applications and/or hardware, (5) when appropriate, acceptance test criteria and procedures for any new applications, products, packages or services which are part of any Additional Services and (6) the applicable Fees. Thereafter, the parties shall mutually agree upon the time frame for the completion of the Statement of Work.

      (c) If after FNT's receipt of FIS'S initial response to FNT's request for Additional Services containing the information set forth in
            Section 3.5(a)(1), FNT determines to move forward with such Additional Services it may elect, in writing, to have FIS promptly commence performance of such Additional Services on a time and materials basis, in accord with the FIS response and all applicable terms herein, pending execution of a definitive Statement of Work and for an FNT-specified period of not more than sixty (60) days. Such interim work shall be performed on a time and materials basis at the Professional Services Rate set forth in Exhibit B. If FNT indicates to FIS its desire to negotiate a Statement of Work pending, during or instead of, assuming a time and materials arrangement, the Parties shall promptly commence negotiations thereof. Either party may discontinue negotiation of the definitive Statement of Work at such party's discretion at any time. Alternatively, if the FIS response is not acceptable to FNT, FNT may propose to, or request from, FIS a revision or refinement of the form or substance of FIS'S initial response. FIS will promptly (but in no event more than five (5) days later) respond with (1) a revised proposal or (2) an estimate of time by which FIS shall provide a revised proposal, and the process described above may repeat. A request by FNT for a revised proposal shall not be deemed a rejection of the original FIS proposal which may be taken up on a time and materials basis at any time within sixty (60) days of the relevant FIS response. If FIS fails to timely respond to a request for revised proposal, FNT may, for all purposes, deem such inaction as a rejection by FIS of the opportunity to make a counter proposal.

      (d) FIS shall not commence, nor shall FNT be liable to pay for, any Additional Service unless and until FIS and FNT have entered into either a time and materials agreement or Statement of Work (as contemplated above) or an Amendment to this Agreement in accord with
            Section 23.7 (Amendments). Upon entering into an agreement for Additional Services, such Additional Services shall be deemed included within the concept of Services.

3.6. License Management. Subject to FNT's prior written approval of FIS'S proposed acquisition of FNT Software and the related Pass Through Expenses, upon FNT's request, FIS shall obtain in FNT's name, comply with and maintain (for so long as used to support Services) all software licenses for FNT Software. FIS shall maintain, substantially current, a log of all FNT Software and FIS Software used or accessed by FNT or its customers and upon FNT's request from time to time shall provide FNT with a Report (i) identifying all current software comprising FNT Software and FIS Software used or accessed by FNT or its customers, and (ii) describing any unresolved disputes or contract claims arising under those licenses obtained by FIS in FNT's name.

3.7. Licenses and Permits. FIS, at its expense, and with FNT's reasonable assistance, shall obtain all business licenses and permits required by any applicable legal requirement, including laws, regulations, rules, orders, decrees or legislative enactments of any kind which FIS is required to have obtained in order to perform the Services.

3.8. Change Control Procedures. The change control procedures initially applicable hereto shall be those described in Section 4.1 of Exhibit A hereto (the "Change Control Procedures"). In the event information contained in any documentation is no longer accurate or current due to the implementation of a change, FIS shall revise the impacted documentation and provide revised documentation to FNT within five (5) days after such change. Upon reasonable notice to FIS, and to the extent relevant to any such change, FIS shall provide FNT access to FIS'S operations procedures which relate to the provision of the Services, as documented by FIS, and subject to FIS'S confidentiality obligations to third parties.

3.9. Product Discontinuation. With respect to any FNT Equipment, FNT Third Party Software which FIS uses to provide Services, or FIS Software used in connection with the provision of the Services under this Agreement which is scheduled for discontinuation by the manufacturer thereof, FIS will provide FNT with written notice of such planned discontinuation and will make recommendations for replacement.

3.10. Improved Technology and Practices.

      (a) Within thirty (30) days after each January 1 and July 1 during the Term, the Management Committee will review actual information technology trends during the previous calendar year based on objective third-party information presented by either party and update the Technology Plan accordingly. Subject to the Change Control Procedures of this Agreement, FIS shall cause the Services to evolve and to be modified, enhanced, supplemented and replaced as necessary for the Services to keep pace with technological advances and advances in the methods of delivering services, at least to the extent that such advances are at the time pertinent in general use within the insurance industry. FIS shall not be required under the terms of this Agreement to replace equipment, software or other technology in less than three (3) years after its acquisition by FIS provided that: (1) at the time of acquisition the equipment, software or other technology was current, in so far as such equipment, software or technology was in general use in the financial institution industry, (2) FIS did not know or have reason to know that such equipment, software or other technology was likely to become obsolete in less than eighteen (18) months after acquisition, and (3) FIS can establish that it is unable to re-deploy such previously acquired technology to other uses for FNT or other FIS customers. FNT recognizes that such advances may be dependent upon the FNT Proprietary Software and Equipment.

      (b) Any change in the technology used by FIS to provide the Services including changes which might materially affect FIS'S internal connectivity or architecture shall be implemented pursuant to the Change Control Procedures.

3.11. Disaster Recovery and Component Recovery. FIS shall establish and support a disaster recovery plan, pursuant to Schedule C-8. Upon the occurrence of an outage or interruption of Services involving a component or components of the System or FNT Proprietary Software covered by the disaster recovery and processing restoration plan, FIS shall provide the recovery and restoration Services described in the relevant Base Services Agreement.

3.12. Reports. During the Term and the Termination Assistance Period, FIS will continue to provide to FNT those reports, including without limitation Service Level Reports and business reports which FIS or any Subsidiary is providing to any FNT Entity as of the date of execution hereof, on the current schedule therefor or as subsequently agreed, together with such additional reports as are specified herein or as may be reasonably requested by FNT from time to time (collectively, the "Reports" and each, a "Report"), including, specifically, a monthly report of actual Service Levels as contrasted to then-current contract Service Levels. Expenses of monitoring FNT performance or otherwise enabling relevant data capture, and otherwise of providing the Reports, shall be borne by FIS. Reports shall be provided in electronic copies.

3.13. Compliance Environment. FIS acknowledges that FNT and certain FNT Entities are subject to various general and industry-specific laws and regulations, and that FNT has promulgated and provided to FIS (and will promulgate from time to time and provide to FIS) various internal policies to assure compliance with such laws and regulations. FNT shall apprise FIS from time to time of laws and regulations uniquely applicable to FNT Entities to the extent regulated by State Departments of Insurance, and of proposed changes to such laws and regulations and, when applicable, anticipated effective dates (each, a "Regulation"). To the extent that such Regulations and/or the Fidelity Information Security Policy have an impact on the Services, FNT will advise FIS of such impact and the Services (including, if appropriate, adjustments to the Service Levels and the Fees therefor) shall be adjusted appropriately pursuant to the Change Control Procedures. Subject to the foregoing, FIS will operate and deliver its Services in compliance with the Fidelity Information Security Policy. All changes to the Services shall be made in accordance with the Change Control Procedures. Subject to mutually agreed upon lead times for implementation, all Services shall be performed by FIS and FIS Subcontractors in a manner consistent with Regulations as made known to FIS from time to time and reflected in the Services pursuant to Change Control Procedures, modifying operations and practices as necessary.

3.14. Title to Work Product. FIS agrees that each item of FIS work product that constitutes FNT Software or FNT Data or changes thereto created by or for FIS by reason of its undertakings to provide Services to FNT (excluding all Confidential Information of FIS and its Subsidiaries) or work product that FNT specifically retains FIS to create as part of the Services (e.g. under Schedule C-9), including without limitation software, data bases, files, compilations, logs and reports is, to the extent applicable, a "work made for hire" as defined under U.S. copyright law and that, as a result, FNT shall own all copyrights in such work product as it arises or otherwise comes into being. To the extent that such work product does not qualify as a work made for hire under applicable law, and/or to the extent that any of the foregoing includes content subject to copyright, patent, trademark, trade secret, or other intellectual property rights, FIS hereby continuously assigns to FNT, its successors and assigns, all right, title and interest in and to any such work product as the same arises or otherwise comes into being during the Term, including all copyrights, patents, trademarks, trade secrets, and other proprietary rights therein (including renewals thereof). From time to time during or following the Term, FIS shall execute and deliver to FNT such additional instruments, and take such other actions, as FNT may reasonably request to confirm, evidence or carry out the grants of rights contemplated by this paragraph. FIS shall own other work product it creates, as further described in Section 9.3(a) regarding FIS Proprietary Software. Notwithstanding the foregoing FIS shall retain the rights to utilize any skills, knowledge, and expertise that it develops in performing the Services, in connection with the services FIS provides to third parties, so long as, in doing so, FIS does not use any tangible embodiment of FNT-owned work product or otherwise violate FIS'S obligations of confidentiality under Article
16. Without prejudice to any other licenses granted elsewhere, the preceding sentence will not constitute a license of FNT copyrights or patents.

3.15. FIS Affiliate Statements of Work. Notwithstanding anything herein to the contrary, certain non-subsidiary affiliates of FIS, including without limitation Softpro and FNIS' Real Estate Division (each, an "Affiliate Provider") may, with the consent of FNT, enter into Statements of Work for which the Affiliate Provider shall have direct liability to FNT (and for which, notwithstanding
Section 3.2 above, FIS shall have no liability.) In such event, the Affiliate Provider shall simultaneously execute and deliver a copy of Exhibit 3.15 hereto, duly completed, agreeing to the applicable terms of this Agreement as set forth in Exhibit 3.15 and as necessary to accommodate the disintermediation of FIS with respect to the undertaking of the Affiliate Provider.

ARTICLE 4. CUSTOMER SATISFACTION

4.1. Baseline FNT Satisfaction Survey. FIS shall administer a baseline customer satisfaction survey, in form and content reasonably satisfactory to FNT, and compile and share the results with the FNT Relationship Managers, no later than December 31, 2005, with content and scope, and pursuant to procedures, agreed between FNT and FIS. The survey conducted pursuant to this Section 4.1 will constitute the baseline for measurements of performance improvements described in Section 4.2.

4.2. FNT Satisfaction Survey. At least once every twelve (12) months and, at FNT's request, up to two (2) times in any year on or about dates specified by FNT on no less than thirty (30) days' notice, FIS shall conduct a customer satisfaction survey. The survey must, at a minimum, cover (a) end-users of the Services and (b) senior management of end-users. The content, scope, method and timing of the above surveys are subject to FNT's and FIS'S prior agreement, and must be consistent with the baseline FNT survey conducted pursuant to Section
4.1 except that any new application or Service will be included in any such survey undertaken more than thirty (30) days following implementation of such application or Service. FIS will make reasonable efforts to increase FNT satisfaction throughout the Term. FIS will use reasonable efforts to make an increase in FNT satisfaction a key performance incentive in connection with the compensation for key executives of FIS assigned to FNT's account.

ARTICLE 5. SERVICE LEVELS; SERVICE LEVEL CREDITS; ADJUSTMENTS TO SERVICE LEVELS

5.1. Services. At all times FIS'S level of performance shall be at least equal to specific Service Levels identified in or pursuant to this Agreement, as such Service Levels may be modified from time to time. All Services hereunder (including but not limited to Ancillary Tasks and Additional Services) shall also be performed in accordance with the Base Services Agreements.

5.2. Adjustment of Service Levels. FIS shall use reasonable efforts throughout the Term to continuously improve the quality and efficiency of its performance of the Services taken as a whole. Additionally, as the relevant technology that FIS uses in its overall operations changes and improves, FIS will use all reasonable efforts to improve the Services in a similar fashion as appropriate. Either FNT or FIS may, upon notice to the other party, no more frequently than two (2) times in any calendar year, initiate negotiations to review and, upon agreement by FNT and FIS, adjust the Service Level(s) which such party in good faith believes is inappropriate, ineffective or irrelevant at that time or to reflect improved efficiencies and/or capabilities enabled by advances in technology, processes and methods implemented by FIS, including without limitation changes pursuant to the Technology Plan. During such reviews, FIS shall work with FNT to identify possible cost/service level tradeoffs (but any resulting changes in the Service Levels shall be implemented only if mutually agreed). As new technologies and processes are introduced, the Parties shall establish additional Service Levels reflecting industry appropriate practices for those technologies and processes. Until such time as such additional

Service Levels for those technologies and processes are agreed upon by the parties, FIS shall provide Services in no event at a level less than provided by FIS to any other of its similarly situated customers, internal or external.

5.3. Failure to Perform; Root-Cause Analysis. If FIS becomes aware of its failure to meet any Service Level, whether through internal monitoring or by receipt of notice from FNT, (each such event being a "Failure Recognition Event"), FIS shall promptly assess the nature, severity and tractability of the failure and provide either a solution or work-around with respect to such failure within twenty-four (24) hours of the Failure Recognition Event (or within any lesser period which may be required by Exhibit H or otherwise with respect thereto) and, if providing a work-around, will correct such failure as promptly as possible, but in any event within five (5) days of the Failure Recognition Event (or within any lesser period which may be required by Exhibit H or otherwise with respect thereto), at no additional cost to FNT. FIS shall use reasonable commercial efforts to minimize the time that a work around (as opposed to a solution) is utilized. FIS shall complete a root-cause analysis within fifteen (15) calendar days of the Failure Recognition Event. During such process, FIS shall keep FNT apprised of progress toward a resolution. Further, FIS shall, at its expense, promptly investigate, assemble and preserve pertinent information with respect to, and report on the causes of, the problem causing the Service Level failure, including performing a root-cause analysis of the problem to identify the cause of such failure. If the root-cause analysis reflects that FNT Software, FNT Third Party Software (except FNT Third Party Software licensed by FNT that is not FNT Approved Software) or FNT Equipment was the primary basis in FIS'S failing to meet the Service Level or if such failure is due to an exception to Service Level performance under Exhibit H, then (a) FIS will promptly provide FNT with a complete copy of such root-cause analysis including a detailed description of the causes of the failure and the actions taken by FIS to correct such failure, (b) FNT shall reimburse FIS for any out of pocket costs or expenses incurred by FIS for correction of such failure, (c) FIS shall be excused from the compliance of applicable Service Levels and the payment or credit of any Service Level Credits to the extent such performance is within one or more of the Service Level exceptions reflected on Schedule H, and
(d) FNT will compensate FIS at FIS'S full rates under this Agreement for any incremental personnel, beyond those that would otherwise be performing Services, required for FIS to correct the failure.

5.4. Service Level Credits. In the event of a failure of FIS to provide the Services in accordance with the applicable Service Levels set forth on Exhibit H, FIS will incur the Service Level Credits identified in, and according to, the schedule set forth in Exhibit H. Except as expressly set forth herein, FNT's sole and exclusive monetary remedy for FIS'S failure to comply with Service Levels for those Services for which FNT has elected to receive Service Level Credits, shall be the Service Level Credits; FNT nonetheless may exercise any applicable right of whole or partial termination provided for in Section 18 of this Agreement to the extent that the facts and circumstances so justify.

5.5. Priority of Recovery of Services. Until such time as the baseline has been completed and the terms and conditions of the Base Services Agreement for Disaster Recovery Services have been agreed upon, FIS shall give the recovery of its capabilities to perform the Services and the resumption of its actual performance of the Services the same or greater priority it gives to recovering its capabilities to perform services and resuming its performance of those services for any other similarly situated customer of FIS and FIS'S own operations.

5.6. Service Level Measurement. FIS shall utilize the necessary measurement and monitoring tools and procedures required to measure and report FIS'S performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Levels, and shall be subject to audit by FNT as described below in Section 5.7. FIS shall provide FNT with information regarding such tools and procedures upon request, for purposes of verification, project and contract management.

5.7. Service Level Audit. FNT may, at FNT's expense, audit the operations, procedures, policies and Service Levels of FIS relevant to the Services and this Agreement, on ten (10) business days prior written notice to FIS and at times mutually agreeable by FIS so as to not materially disrupt the operations of FIS, acting itself (a "Service Level Auditor"). The Service Level Auditor shall perform a review and audit of FIS'S performance of the Services in relation to the required Service Levels (a "Service Level Audit"). If the Service Level Auditor is required to prepare and submit to FNT a written report of the results of the Service Level Audit (a "Service Level Audit Report"), FNT will deliver to FIS a copy of the Service Level Audit Report within thirty (30) days of FNT's receipt thereof.

ARTICLE 6. SERVICE LOCATIONS

6.1. FIS Service Locations. The Services will be provided from one or more of FIS'S data centers or other service locations identified in Exhibit E or otherwise designated by FIS and agreed by FNT (collectively, the "FIS Service Location(s)") or from an FNT Location, as set forth in the applicable Base Services Agreement. In the event FIS proposes to move an FIS Service Location, or the support of a Service Component (either, an "FIS Service Location Move"), FIS shall provide FNT no less than sixty (60) days prior written notice of such proposed move specifying the Service Components affected and the current and future proposed supporting FIS Service Location. Within thirty (30) days after such notice, FIS and FNT shall agree, in writing, as to the scope of such FIS Service Location Move and any assumptions underlying the FIS Service Location Move which might affect costs or expenses of FNT caused by such FIS Service Location Move. Within thirty (30) days after such agreement, FNT will give to FIS, in writing, a description of those costs and expenses which FNT in its reasonable and good faith judgment anticipates will be caused by the FIS Service Location Move ("Move Expense Summary"). Within sixty (60) days after an FIS Service Location Move occurs, FIS shall credit to FNT those costs and expenses of FNT which FNT establishes were caused by the FIS Service Location Move, but not more than 110% of the amount specified for each cost or expense in the Move Expense Summary.

If the scope of, or assumptions underlying, the FIS Service Location Move change from those to which the parties agreed, the parties will agree in good faith to make an equitable adjustment to the Move Expense Summary to reflect such differences. Labor costs caused by the FIS Service Location Move shall be based on FNT's actual salary and benefit expense for such labor. FNT shall provide FIS with the project plan for expenses incurred in connection with the FIS Service Location Move (the "FIS Service Location Project Plan") promptly following the completion of the FIS Service Location Move. The FIS Service Location Project Plan shall indicate the time spent by each FNT personnel in connection with the FIS Service Location Move in bi-monthly increments, a description of such personnel's activities, the direct payroll expense for such personnel and the direct non-payroll expenses incurred for such personnel.

6.2. Safety and Security Procedures.

      (a) FIS shall maintain and enforce, at the FIS Service Locations, safety and security procedures that are at least (i) compliant with Regulations and the Fidelity Information Security Policy in accordance with FIS'S obligations under Section 3.13, (ii) equal to industry standards for such FIS Service Locations, and (iii) as rigorous as those procedures in effect at the FIS Service Locations as of the Effective Date. FIS shall investigate and remedy any Security Incident (as defined below) at the FIS Service Locations, if applicable, in accordance with the provisions of this Section.

      (b) At the FIS Service Locations, FIS shall maintain and comply with safeguards against the destruction, loss or alteration of FNT Data (the "Data Safeguards") which are at least (i) compliant with the requirements of Section 3.13, (ii) equal to generally accepted insurance industry standards, and (iii) as rigorous as those procedures used in protection of its own similar data as of the Effective Date. The safeguards shall include (1) FNT Data back up and storage which is separate from that of other FIS customers, and
            (2) upon request, reports of appropriate logs of the internal FIS firewall(s), FIS leveraged firewalls used to deliver FNT services or FIS-managed, FNT-dedicated firewalls which separate the FNT segment from other FIS segments (except that FIS reserves the right to mask certain sensitive information (e.g., FIS internal or other FIS customer IP addresses)). All changes to the firewall rule sets which will affect the delivery of the Services shall be made in accordance with Change Control Procedures. FNT shall be permitted to conduct, or to cause FIS to engage a third party (who is not a competitor and is mutually agreeable to FIS) to conduct, at FNT's expense and no more frequently than once a year, a review of FIS'S information security management, the FIS firewall rule sets for the internal FIS firewall(s) which separate the FNT segment from other FIS segments or leveraged firewalls used to deliver FNT services (except that FIS reserves the right to mask certain sensitive information (e.g., FIS internal or other FIS customer IP addresses)), FIS-managed, FNT-dedicated firewalls and any other security procedures implemented at the FIS Technology Centers (as set forth in Exhibit
            E) with respect to the Systems at the FIS Technology Centers upon reasonable notice (which shall be no less than ten (10) days notice for such reviews by auditors and inspectors designated by FNT and upon request, regardless of advance notice (a) to the extent FNT is required to conduct a more immediate review for compliance with law and (b) for more immediate reviews by FNT regulators) and so as to not disrupt FIS business operations. Such access shall be provided to FNT in accordance with FIS'S security and audit guidelines (i.e., access will be provided at the applicable FIS Service Location with the assistance of FIS personnel and shall include the opportunity to review but not copy the logs). FIS shall cooperate fully with any FNT investigation of a Security Incident. Such collaboration shall include permitting FNT access to internal audit data and logs of communications traffic pertinent to the Security Incident, provided that FIS shall not be required to disclose any information regarding other customers of FIS.

      (c) FIS shall maintain in effect at all times, and promulgate, within FIS and FIS Subcontractors performing Services, a Security Incident response plan, describing procedures for FIS to follow in the event of any actual (i) unauthorized use, access, disclosure, theft, manipulation and/or reproduction of FNT Data, and/or (ii) security breach of the Systems associated with the accessing, processing, storage, communication and/or transmission of FNT Data (a "Security Breach") or if FIS or FNT has a reasonable cause to believe that such a Security Breach has occurred or will occur (collectively, a "Security Incident"). This Security Incident Response Plan will include a documented escalation procedure and a process for notifying FNT immediately upon FIS'S becoming aware of a Security Incident without regard to incident point of origination. Communication to FNT as to a Security Incident should, in the first instance, be directed to the FNT Relationship Manager within one (1) hour of FIS'S awareness thereof, in a manner and timeframe consistent with California's Security Breach Notification Act and any other applicable law and/or regulation.

      (d) Subject to appropriate protections of third party confidential information, FNT may elect, with FIS'S cooperation, to observe any FIS investigation associated with any such Security Incident and FIS will, in any event, keep FNT informed of all progress and actions taken in response to each Security Incident. FNT in its sole discretion will determine whether to provide notification to customers, employees or agents concerning a breach or potential breach of security or any other type or form of Security Incident. Furthermore, FNT, and not FIS, will determine the need for and will have the sole authority to initiate disclosure to appropriate government authorities in the event of a security breach, unless such disclosure by FIS is mandated by applicable law or regulation.

      (e) FIS agrees to maintain on all Systems associated with access, processing, storage, communication and/or transmission of FNT Data, a continuous monitoring program to enable early detection of any known or suspected instance of unauthorized use, access, disclosure, theft, manipulation, reproduction and/or possible Security Incident.

      (f) To the extent that any of the Services are provided from a location other than an FIS Service Location, including but not limited to locations or facilities provided by FNT to FIS for the purposes of providing the Services (a "FNT Location"), FIS shall comply with those safety and security procedures that are in effect at such FNT Location and of which FIS is aware or reasonably should be aware. To the extent FNT's personnel are present at the FIS Service Location in connection with the performance of the Services, FNT shall comply with those safety and security policies and procedures imposed by FIS at FIS Service Locations of which FNT is aware or reasonably should be aware.

ARTICLE 7. RELATIONSHIP MANAGEMENT; DISPUTE RESOLUTION

7.1. Relationship Managers. Each party will designate a relationship manager, who initially will be Dan Leisle for FIS (the "FIS Relationship Manager") and Jan Ellis, Kevin Chiarello and Neil VillacortaBuer for FNT (the "FNT Relationship Managers") (collectively, the "Management Committee"). The Management Committee shall meet at least once each month during the Term to discuss any matters related to the Services or this Agreement. The FNT Relationship Managers will serve as the primary points of contact for FIS with respect to this Agreement. The FIS Relationship Manager will have overall responsibility for day-to-day management and administration of the Services provided under this Agreement and will serve as the primary contact for FNT with respect to this Agreement. The FIS Relationship Manager shall, at the request of FNT and with reasonable notice, attend any meeting related to this Agreement, the Systems, the FNT Proprietary Software or any of the Services, at FIS'S expense. If either party elects to replace a Relationship Manager, the replacement shall have the background, experience and qualifications necessary to perform his or her assigned duties and such party shall give the other party reasonable notice of such replacement.

7.2. Escalation Procedures.

      (a) All disputes, controversies, or claims arising out of or relating to this Agreement, ("Dispute(s)") shall be settled as set forth in this
            Section 7.2 (unless excepted pursuant to Section 7.2(d), 12.2 or 16.3). Disputes shall be initially referred to the Management Committee prior to escalation to First Tier Management (as defined below). If the Management Committee is unable to resolve, or does not anticipate resolving, a Dispute within ten (10) days after referral of the matter to it, then either party shall submit the Dispute to the First Tier Management.

      (b) Each party will designate a first tier manager, who will initially be the Senior Vice President - currently Harold Fackler, for FIS and Chief Administrative Officer of FNT, currently Ed Dewey for FNT (collectively, the "First Tier Management"). The First Tier Management shall meet at least once every two (2) months during the first year hereunder, and thereafter with such frequency as the First Tier Management may mutually agree, but in no event less frequently than once every ninety (90) days, for the purposes of (a) discussing the status of matters related to the Services, FIS performance, and any other matters and (b) resolving Disputes that may arise under this Agreement. The First Tier Management shall consider Disputes in the order such Disputes are brought before it. The First Tier Management shall negotiate in good faith and each use commercially reasonable efforts to resolve such Dispute. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved subject to the last sentence of this Subsection 7.2(b). Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding. If the First Tier management is unable to resolve, or does not anticipate resolving, a Dispute within twenty (20) days after referral to it, the parties must submit the Dispute to the Executive Management (as defined below) pursuant to Subsection 7.2(c).

      (c) If the negotiations conducted pursuant to Section 7.2(b) do not lead to resolution of the underlying Dispute to the satisfaction of a party involved in such negotiations, then either party may notify the other in writing that it desires to elevate the Dispute to the President of FIS, currently Hugh Harris, and the President of FNT, currently Randy Quirk, (collectively, the "Executive Management") for resolution. Upon receipt by the other party of such written notice, the Dispute shall be so elevated and the President of FIS and the President of FNT shall negotiate in good faith and each use commercially reasonable efforts to resolve such Dispute within thirty (30) days. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. Upon mutual agreement, the Dispute may be mediated before either party may resort to litigation. Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in any subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

      (d) In the event that a Dispute is not resolved within thirty (30) days after the referral of the Dispute to the Executive Management, either party may refer the Dispute to binding arbitration in accordance with the then current versions of the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. The arbitration will be conducted in Jacksonville, Florida in front of one mutually agreed upon arbitrator. The parties agree to participate in the management escalation process described in this Section 7.2 (the "Escalation Process") to its conclusion and not to terminate negotiations concerning resolution of the matters in dispute until the earlier of conclusion of the Escalation Process or termination or expiration of this Agreement. Each party agrees not to commence an arbitration action or seek other remedies prior to the conclusion of the Escalation Process, provided that either party may commence an arbitration action on any date (i) if, within the thirty (30) days thereafter, the commencement of a judicial claim might be barred by an applicable statute of limitations or (ii) in order to request an injunction to prevent irreparable harm. In such event, the parties agree (except as prohibited by court order) to continue to participate in the Escalation Process to its conclusion and to toll the statute of limitations until thirty (30) days after conclusion of the Escalation Process.

7.3. Continuity of Services. In the event of a Dispute between FNT and FIS pursuant to which FNT in good faith and reasonably believes it is entitled to withhold payment and during the pendency of the dispute resolution process described in this Article 7, FIS shall continue to provide the Services and FNT shall continue to pay any undisputed amounts to FIS. If the Dispute relates to performance of the Services to which a Service Level Credit is applicable, FNT may withhold only an amount equal to that part of the Service Level Credit which is disputed by FNT. If (i) a Dispute is not resolved within thirty (30) days after such disputed amounts would have been payable had such amounts not been disputed, and (ii) a Dispute or series of Disputes involves amounts totaling greater than $100,000, the party initially taking the Dispute to the Management Committee (the "Disputing Party") shall pay the disputed amount (the "Deposit Amount") into an interest-bearing account with a mutually agreeable independent financial institution (the "Deposit Institution") pending resolution of such Dispute or Disputes. During the pendency of any Dispute, the Deposit Amount shall be deemed for tax purposes the property of the Disputing Party and all income on the Disputed Amount shall be income of the Disputing Party and it shall file its tax return consistent with such treatment. Each party agrees to payment by the Deposit Institution to the Disputing Party, as and when necessary, the cumulative annual tax due arising from interest due earned on the Disputed Amount. Upon resolution of the Dispute with respect to which any Deposit Amount has been placed with a Deposit Institution, the parties shall allocate the Deposit Amount and any fees relating to opening and maintaining the Deposit Amount with the Deposit Institution, plus any interest earned on the Deposit Amount or taxes paid on such interest, in accordance with the resolution of the Dispute. For any Dispute, FIS shall continue to perform the Services at the Service Levels and FNT shall continue to pay for such Services and any Additional Services pending the completion of the Dispute resolution procedure described in Article 7 subject to the foregoing provisions of this Section 7.3.

ARTICLE 8. PROJECT STAFF

8.1. Project Staff. Subject to the terms of this Article 8, FIS shall appoint and manage individuals with suitable training and skills as described in this
Section 8.1 to perform the Services (the "Project Staff"). FIS shall notify FNT as soon as possible after any Project Staff member dedicated to the Services resigns or is dismissed or for any other reason will no longer be performing Services, whether on a permanent or temporary basis. The Project Staff assigned to perform FIS'S obligations under this Agreement shall have experience, training, and expertise equal to personnel with similar responsibilities in the business in which FIS is engaged and shall have sufficient knowledge of the relevant aspects of the Services, and shall obtain sufficient knowledge of the practices and areas of expertise of each FNT Entity, to enable them to efficiently and effectively perform their duties and responsibilities under this Agreement. If FNT reasonably and in good faith recommends the removal of a Project Staff member dedicated to providing the Services to FNT from FNT's account, FIS shall discuss FNT's recommendation and if, after such discussion, FNT still wishes the removal, FIS shall remove the Project Staff member. If FNT reasonably and in good faith recommends the removal of a Project Staff member who FIS is leveraging in providing the Services to FNT from FNT's account, FIS shall discuss FNT's recommendation in good faith and either remove the Project Staff member or offer other commercially reasonable alternatives to address FNT's concerns. Nothing herein gives FNT the right to affect the employment relationship between FIS and any employee of FIS.

8.2. Account Manager; FTEs. FIS shall assign a team of account managers on a full time basis to serve on FNT's account (the "Account Managers"). Such Account Managers shall initially be Beth Rucker and Tom Weaver. FIS shall retain the initial Account Managers throughout the Term to the extent reasonably practicable. Upon FNT's request, and subject to availability, FIS shall assign additional FTE's beyond the two (2) included Account Managers to FNT's account for such additional fees as are agreed upon by FNT and FIS at the time of assignment of such resources. "FTE" means full time equivalent personnel resources provided by FIS which shall consist of an individual or combination of individuals as determined by FIS. If FNT reasonably and in good faith recommends the removal of an Account Manager from FNT's account, FIS shall discuss and in good faith consider FNT's recommendation.

8.3. Onsite Resources. To the extent existing and available to FNT, and without charge to FIS, FNT agrees to provide FIS with adequate premises, in good repair, to perform FIS'S responsibilities at an FNT Location under this Agreement. Without limiting the generality of the foregoing, FNT agrees to supply water, sewage, heat, lights, telephone lines and equipment, air conditioning, electricity, daily janitorial services, cafeteria services and office equipment and furniture, and parking spaces for FIS employees under the same conditions provided to employees of FNT in like positions. FNT will provide telephone instruments and telephone service. In the event FNT desires to move the FNT location after the Effective Date, FNT shall provide FIS prior notice of such move and pay FIS for any reasonable costs incurred by FIS because of such move.

8.4. FIS Subcontractors. FIS may subcontract any of the Services to any FIS Subcontractor in accordance with Section 3.2 above, and shall give FNT reasonable notice thereof in writing. Notwithstanding the foregoing, FIS shall perform the Services substantially through the use of its own employees and may subcontract only those tasks typically subcontracted in the information technology outsourcing industry. FIS shall not subcontract any Services which give an FIS Subcontractor access to FNT Data to a Direct Competitor of FNT. FNT shall have the right to direct FIS to replace any FIS Subcontractor with access to FNT Data within a reasonable period of time if the FIS Subcontractor's performance is materially deficient, results in misuse or disclosure of the FNT Data, or there have been material misrepresentations by or concerning the FIS Subcontractor. Additionally, if FNT has good faith doubts concerning the FIS Subcontractor's ability to render future performance because of changes in the FIS Subcontractor's ownership, management, financial condition, or otherwise, FIS shall discuss such concerns with FNT and work in good faith to resolve FNT's concerns on a mutually acceptable basis. "Direct Competitor" shall mean First American Real Estate Corporation, its successors and assigns, and such other entities and their successors and assigns operating primarily in the title insurance industry. If FIS becomes aware that an FIS Subcontractor (or an affiliate of an FIS Subcontractor) becomes (or becomes acquired by) a Direct Competitor, FIS shall give prompt notice to FNT. Within thirty (30) days after FNT has given FIS notice of FNT's desire to remove such FIS Subcontractor, FIS shall provide FNT with an estimate of the costs and expenses which FIS in its reasonable and good faith judgment anticipates will be required for such removal ("Removal Expense Summary"). If FNT approves the Removal Expense Summary, FIS shall remove the FIS Subcontractor as soon as reasonably practicable and in any event within one hundred and twenty (120) days after FNT approval of the Removal Expense Summary. Within sixty (60) days after removal, FNT shall pay to FIS those costs and expenses of FIS which FIS establishes were caused by the removal, but not more than 110% of the amount specified for each cost or expense in the Removal Expense Summary. If the scope of, or assumptions underlying the removal change from those to which the parties agreed, the parties will agree in good faith to make an equitable adjustment to the Removal Expense Summary to reflect such differences. Labor costs caused by the removal shall be at FIS'S actual salary and benefit expense for such labor.

8.5. Conduct of FIS Personnel. While at any FNT location, FIS'S personnel, contractors, and FIS Subcontractors shall comply with FNT's reasonable requests, rules, and regulations regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety practices or procedures) as communicated to FIS and otherwise conduct themselves in a businesslike and professional manner. If FNT determines that a particular employee, contractor, or subcontractor is not conducting himself or herself in the manner required pursuant to this Section 8.5, FNT may notify FIS. Upon such notice, FIS shall promptly investigate the matter and take appropriate action which includes, at FIS'S reasonable discretion, removing such employee, contractor or subcontractor from the Project Staff and providing FNT with prompt notice of such removal. If such employee, contractor or subcontractor is removed, FIS shall replace such employee, contractor or subcontractor with an individual with at least such experience, qualifications and technical skills suitable to, and generally required in connection with, the duties attendant to the position to be filled.

8.6. Conduct of FNT Personnel. While at any FIS location, FNT's personnel, contractors, and subcontractors shall comply with FIS'S reasonable requests, rules, and regulations regarding personal and professional conduct (including the wearing of an identification badge and adhering to regulations and general safety practices or procedures) as communicated to FNT and otherwise conduct themselves in a businesslike and professional manner. If FIS determines that a particular employee, contractor, or subcontractor is not conducting himself or herself in the manner required pursuant to this Section 8.6, FIS shall notify FNT. FNT shall promptly investigate the matter and take appropriate action.

8.7. Personnel Recruitment. Except as expressly permitted by other written agreement(s) between FIS and FNT, FIS agrees, during the Term, not to recruit and/or hire any personnel then employed by FNT. Except as expressly permitted herein or by other written agreement(s) between FIS and FNT, FNT agrees, during the Term, not to recruit and hire any personnel then employed by FIS. The provisions of this Section 8.7 shall not apply to any solicitation conducted by, or any hiring resulting from, general public advertising (including newspapers and trade publications) or the self-directed efforts of a placement professional.

ARTICLE 9. PROPRIETARY RIGHTS IN SOFTWARE AND SYSTEMS.

9.1. Identification of Software. The parties shall use reasonable efforts to schedule, by or promptly following the Effective Date, all software relating to the Services controlled by each of them at the Effective Date, and shall, with respect to prospective changes, maintain such schedule current throughout the Term as either develops, acquires or terminates licenses for software relating to the Services. The parties shall, promptly following the Effective Date and quarterly thereafter, update and reconcile such schedules. Promptly following each quarterly reconciliation, FIS shall deliver to FNT in electronic form, in a format and on media in common use at the time, a copy of the source code for all FNT Proprietary Software developed or modified by or on behalf of FIS since or from the prior such delivery, clearly labeled in accordance with industry practice but including, at least, product, version, date and the date of the prior delivery of source code for such product. Prior to the acquisition, development or use of any software by FIS in connection with the Services, the parties shall agree in writing on the categorization of such software as one of FNT Proprietary Software, FNT Third Party Software, FIS Proprietary Software, or FIS Third Party Software (each as defined herein below) and upon acquisition or development, shall add such software to the appropriate software schedule.

9.2. FNT Software. FNT shall provide FIS the right to use at FNT's sole expense, if any, and for use solely to provide the Services, software owned by FNT at the Effective Date and used prior to the Effective Date to support services which will be Services hereunder, or of which FNT acquires ownership after the Effective Date and provides to FIS for use in providing the Services, including pursuant to Section 3.14 above (the "FNT Proprietary Software") and the FNT Third Party Software. All FNT Proprietary Software will be and will remain the exclusive property of FNT. FIS will have no rights or interests in the FNT Proprietary Software hereunder except as described in this Section 9.2. FNT shall assist FIS in obtaining access to such software and any related documentation in FNT's possession on or after the Effective Date. "FNT Third Party Software" shall mean the software which is provided by FNT and licensed in FNT's name. FNT Proprietary Software and FNT Third Party Software are collectively referred to as "FNT Software". All FNT Third Party Software will be and will remain the exclusive property of such third party licensors and FIS will have no rights or interests in the FNT Third Party Software except as described in this Section 9.2. Any license fees or other expenses reasonably incurred by FIS in obtaining the licenses for the FNT Third Party Software shall be paid by FNT as a Pass-Through Expense. FIS shall not, without FNT's prior consent, decompile or reverse engineer the FNT Software. As of the Effective Date, FNT will cause FIS to be provided access to the FNT Proprietary Software in the form in use by FNT as of the Effective Date. Upon expiration of this Agreement or termination of this Agreement for any reason, the rights granted to FIS in this Section 9.2 will immediately revert to the entity which granted them and FIS shall, at no cost to FNT, other than the transfer fees described below
(i) cease use of all FNT Software, except to the extent as required in connection with the Termination Assistance Services, (ii) deliver to FNT a current copy, if any, of all the FNT Software (including any related source code in FIS'S possession or control) in the form in use as of the date of such expiration or termination of this Agreement, (iii) destroy or erase all other copies of the FNT Software and documentation in FIS'S possession or the possession of FIS Subcontractors unless otherwise instructed by FNT, and (iv) if FIS has modified or enhanced any FNT Software, FIS shall deliver to FNT all copies of such modifications or enhancements. FIS will make reasonable efforts to give FNT prior notice of any transfer fees which FNT must pay to affect the transfer of any FNT Software to FNT. Upon termination of expiration of this Agreement, at the request of FNT, FIS will make reasonable efforts to obtain for FNT (or FNT's designee) a royalty free, perpetual, worldwide, non-exclusive license to use the FNT Third Party Software. Any fees or other expenses reasonably incurred by FIS in obtaining such licenses shall be paid by FNT as a Pass-Through Expense.

9.3. FIS Proprietary Software.

      (a) All software and related documentation owned by FIS before the Effective Date which is used in connection with the Services, or of which FIS acquires ownership after the Effective Date and which is used in connection with the Services (collectively, the "FIS Proprietary Software"), will be and will remain the exclusive property of FIS and FNT will have no rights or interests in the FIS Proprietary Software except as described in this Section 9.3. FNT agrees not to decompile or reverse engineer the FIS Proprietary Software. FIS shall use the FIS Proprietary Software, and subject to the Change Control Procedures, such other software as FIS shall determine is necessary to provide the Services.

      (b) Upon expiration or termination of this Agreement for any reason other than material breach of FIS'S intellectual property rights under this Agreement by FNT or an FNT Entity, FIS shall deliver to FNT a copy of such FIS Proprietary Software in the form being used on the effective date of such expiration or termination, together with related documentation and source code, certified by FIS as substantially complete and up to date. FNT (or FNT's designee which is not a competitor of FIS) shall receive a fully paid up, royalty free, perpetual, worldwide, non-exclusive license subject to FIS'S standard licensing terms and conditions for the FIS Proprietary Software along with any related FIS Developed Items upon payment to FIS of a reasonable license fee. In no event shall such license fee exceed the fair market value of such software license or, if no such fair market value can be established, the documented cost of FIS'S development effort therefor divided by the number of its clients then benefiting from its use. FNT shall not be required to pay license fees to the extent FNT has previously reimbursed FIS for third party license fees associated therewith whether as a Pass-Through Expense or otherwise.

      (c) To the extent permitted by third party licenses pursuant to which FIS licenses FIS Third Party Software, FIS hereby grants FNT a fully paid up, royalty free, perpetual, worldwide, irrevocable, non-exclusive license to use, copy, maintain, modify, enhance, perform, display, create derivative work from, make and have made (collectively "Utilize"), sublicense and permit any third party to Utilize the Ancillary FIS Proprietary Software. To the extent third party licenses pursuant to which FIS licenses FIS Third Party Software preclude or limit such a grant, FIS shall promptly review with FNT, FNT's need for rights under each such license and, at FIS'S expense, shall obtain a written quote from each relevant licensor for a commercially reasonable license to FNT for the term, territory and rights deemed adequate in FNT's discretion for FNT's purposes up to and including the terms recited hereinabove. The underlying decision to enter into negotiations and cost of any resulting license shall be solely an FNT responsibility. FIS shall deliver to FNT a copy of the Ancillary FIS Proprietary Software in the form being used upon the earlier of FNT's request and the expiration or termination of this Agreement. The term "Ancillary FIS Proprietary Software" shall mean the FIS Proprietary Software identified as Ancillary FIS Proprietary Software prior to creation or acquisition.

9.4. FIS Third Party Software. All software and related documentation licensed or leased from a third party by FIS which will be used in connection with the Services (collectively, "FIS Third Party Software" and, together with the FIS Proprietary Software, the "FIS Software") will be and will remain the exclusive property of such third party licensors and FNT will have no rights or interests in the FIS Third Party Software except as described in this Section 9.4. FNT shall not decompile or reverse engineer the FIS Third Party Software. FIS will, during the Term (i) use such FIS Third Party Software, and such other software as FIS shall determine is necessary to provide the Services subject to the Change Control Procedures, and (ii) provide that FNT acquires such rights to use the FIS Third Party Software as are necessary in connection with the provision of the Services. Any license fees or other expenses reasonably incurred by FIS in providing the rights described in this
Section 9.4 and related to FIS Third Party Software as a Pass-Through Expense shall be paid by FNT as a Pass-Through Expense. Except as otherwise provided herein, upon expiration of this Agreement or termination of this Agreement for any reason, FIS shall, (A) at the request of FNT, make reasonable efforts to either transfer and assign to FNT (or FNT's designee) the licenses for the FIS Third Party Software then being used in connection with the performance of the Services or obtain for FNT or FNT's designee a sublicense to use such FIS Third Party Software, to the extent FNT does not already have such rights and (B) to the extent permitted under the terms of the applicable license agreement, deliver to FNT a copy of such FIS Third Party Software in the form then in use by FIS in connection with the Services along with related documentation. FIS will make reasonable efforts to give FNT prior notice of any transfer fees which FNT must pay to affect the transfer of any FIS Third Party Software to FNT. FIS will make reasonable efforts to obtain for FNT a royalty free, perpetual, worldwide, non-exclusive license to use the FIS Third Party Software along with related documentation. Any fees or other expenses reasonably incurred by FIS in obtaining such licenses shall be paid by FNT as a Pass-Through Expense. FIS Software and FNT Software are collectively referred to as "Designated Software".

9.5. Developed Software. Except as otherwise agreed by the parties pursuant to the Change Control Procedures, (i) enhancements or modifications to the FNT Software and related documentation and materials FNT specifically retains FIS to create as part of the Services (e.g., under Schedule C-9) shall be and remain the exclusive property of FNT or its third party licensor, (ii) enhancements or modifications to the FIS Software made by (or for) FIS for FNT in connection with the provision of the Services and any related documentation (the "FIS Developed Items") shall be and remain the exclusive property of FIS, and (iii) enhancements or modifications to the FIS Third Party Software shall be and remain the exclusive property of its third party licensor to the extent provided for in the third party license. Except with respect to the Ancillary FIS Proprietary Software, the rights to which are described above in Section 9.3, the parties shall identify all other software developed by FIS upon request of FNT and any related documentation (the "Developed Software") in writing as FNT Proprietary Software, FNT Third Party Software, FIS Proprietary Software, or FIS Third Party Software prior to the time of development of such Developed Software. FNT and FIS shall each be the sole and exclusive owner of all trade secrets, patents, copyrights, and other proprietary rights owned by each of them prior to entering into this Agreement.

9.6. Equipment. FIS shall provide computer, network equipment and maintenance as specified in the applicable Base Services Agreement or Statement of Work ("FIS Equipment"). FNT shall provide all other computer and network equipment and equipment maintenance necessary in connection with the Services and dedicated solely to the provision of Services to FNT hereunder, including but not limited to personal computers, printers, and related peripheral equipment and network equipment ("FNT Equipment"). FIS Equipment and FNT Equipment are collectively referred to as "Equipment". FNT shall pay the costs of all media and for the offsite storage of such media in connection with and dedicated solely to the Services to be provided to FNT hereunder. If Equipment once dedicated to Services is, upon audit or otherwise, discovered to be or to have been used for other purposes, FIS shall reimburse FNT for the pro-rated portion of such Equipment used for other purposes.

9.7. Systems. "Systems" shall mean collectively the Designated Software and the Equipment, which are used to provide the Services.

ARTICLE 10. REQUIRED CONSENTS

FIS shall obtain at FNT's expense, pursuant to Section 13.9, all consents or approvals necessary to allow FIS, its agents and FIS Subcontractors to use the Designated Software for the benefit of the FNT Entities and to provide the Services to FNT and for the FNT Entities to receive the Services during the Term and the Termination Assistance Period (collectively, the "Consents"), pursuant to the Change Control Procedures. FIS shall promptly provide to FNT a copy of all Consents.

ARTICLE 11. THIRD PARTY CONTRACT ADMINISTRATION AND MANAGEMENT

11.1. FIS Responsibilities. Throughout the Term, FIS will maintain a current schedule of, manage and administer the agreements for which Pass-Through Expenses are paid and such other agreements to which the parties mutually agree in writing (the "FIS Managed Agreements") and provide a copy of such schedule to FNT upon request from time to time. FIS shall provide FNT with reasonable notice of any renewal, termination or cancellation dates and fees in respect of such FIS Managed Agreements. FIS shall notify FNT of all available warranties and the expiration dates thereof. Within ninety (90) days prior to the expiration of any such warranty, FIS shall supply FNT with notice of such pending expiration and shall acquire, upon the written instruction of FNT, any available extension of any such warranty. FIS shall maintain all information required to make claims on warranties for the FIS Managed Agreements and shall, with FNT's cooperation, timely file all warranty claims. FNT may modify, terminate, or cancel any such FIS Managed Agreement in its sole discretion. Any modification, termination, or cancellation fees or charges imposed upon FNT in connection with any such modification, termination or cancellation shall be paid by FNT except as provided in the following sentence. FIS shall pay all fees and charges caused by or resulting from FIS'S negligence related to management of the FIS Managed Agreements.

11.2. Third Party Invoices. FIS will (1) receive all invoices submitted by third parties in connection with the FIS Managed Agreements (collectively, the "FIS Managed Invoices"), (2) review and correct any errors in any such FIS Managed Invoices in a timely manner, and (3) timely pay all amounts due under such FIS Managed Invoices. Except as otherwise provided in this Article 11, FNT shall pay to FIS, as a Pass-Through Expense, all amounts paid by FIS for FIS Managed Agreements, including FIS Managed Invoices.

ARTICLE 12. DATA

12.1. Title to Data. All data and information submitted to FIS by any FNT Entity, or learned, solicited or compiled by or for FIS for the benefit of FNT in the course of FIS'S performance of Services ("FNT Data") is and will remain, as between the parties, the property of FNT. FIS and its employees and agents, and FIS Subcontractors and their employees and agents, shall not (1) use the FNT Data for any purpose other than to provide the Services, (2) disclose, assign, lease, transmit or otherwise provide the FNT Data to third parties (other than to FIS Subcontractors), or (3) sell or otherwise commercially exploit the FNT Data directly or indirectly, for consideration of any nature. FIS and FIS Subcontractors shall not use archival tapes or other archival media containing FNT Data other than for archival purposes.

12.2. Return of Data. FIS shall upon (i) request by FNT at any time, or (ii) the cessation of all Termination Assistance Services, promptly return to FNT, in any FNT-specified form or format readily deliverable at the time, and on any specified media in common use at the time, marked to indicate the time and date of its currency, a copy of all of the FNT Data.

12.3. Partial Return of Data. Upon FNT request, FIS shall promptly provide to FNT a copy of any such FNT Data as FNT may specify, in any FNT-specified form or format readily deliverable at the time, and on any specified media in common use at the time, marked to indicate the time and date of its currency.

12.4. Timing; Expense. In the event of a request for full or partial return of FNT Data, FNT may specify a reasonable time frame for delivery and FIS shall use its reasonable best efforts to comply with such request, but shall in any event comply by the later of (i) the requested response date, and (ii) five (5) days. FIS recognizes and acknowledges the importance to FNT and its business of continual access to FNT Data and agrees that, in no event (including pending Dispute or inter-party litigation), shall FIS withhold FNT Data from FNT. FNT shall pay the reasonable, actual cost of complying with such request, including without limitation any media on which the FNT Data is stored for return and for the shipment thereof to FNT.

ARTICLE 13. INVOICES AND PAYMENTS

13.1. Fees. FNT will pay the fees set forth in Exhibit D, any Statements of Work, Exhibits or Amendments (the "Fees") in consideration for FIS'S due provision of the related Services.

13.2. Credits. If, at the termination or expiration of this Agreement, FNT is due any credits for the period prior to the termination or expiration of this Agreement, such credits shall be offset against any Fees becoming due thereafter or shall be paid to FNT within thirty (30) days after said termination or expiration.

13.3. Taxes. All amounts mentioned in this Agreement are exclusive of tax. FNT shall pay sales, use, value added, and goods and services taxes imposed by any federal, state, or local governmental entity for products or services provided under this Agreement, excluding taxes based on FIS'S income and property. FNT shall pay such tax(es) in addition to the sums due under this Agreement. FIS shall, to the extent it is aware of taxes, itemize them on a proper VAT, GST or other invoice submitted pursuant to this Agreement. All property, employment and income taxes based on the assets, employees and net income, respectively, of FIS except for

Pass-Through Expenses shall be FIS'S sole responsibility. The parties shall cooperate in good faith to minimize taxes to the extent legally permissible. Each party shall provide and make available to the other party any resale certificates, treaty certification and other exemption information reasonably requested by the other party.

13.4. Proration. FIS will compile all periodic fees or charges under this Agreement on a calendar month basis and will prorate such fees or charges for any partial month based upon the ratio of days in the period hereunder to the number of days in the month.

13.5. Invoicing and Payment. FIS will invoice FNT monthly, no later than the fifteenth day of the month following that to which the invoice corresponds. Each invoice will include sufficient detail directly or by reference to specific dated Reports to enable FNT to understand the basis for the calculation of Fees and charges then due including, as necessary, documentation of reimbursable expenses, hours for time and materials efforts, predicates for credit adjustments, etc. Upon FNT's request, FIS shall provide additional supporting detail for any invoice. Any sum due to FIS pursuant to this Agreement shall be due and payable thirty (30) days after receipt by FNT of an invoice from FIS. Any amount not received or disputed by FNT by the date payment is due shall be subject to interest on the balance overdue at a rate equal to the Prime Rate plus one percent from the due date, until paid, applied to the outstanding balance from time to time.

13.6. Rights of Set Off. With respect to any undisputed amount that (1) should be reimbursed to FNT or (2) is otherwise payable to FNT by FIS pursuant to this Agreement, FNT may, if such amount has not been credited against payments owed by FNT within a reasonable period of time after such amount was due, upon notice to FIS, deduct the entire amount owed against the charges otherwise payable or expenses owed to FIS under this Agreement until such time as the entire amount determined to be owed to FNT has been paid.

13.7. Refundable Items. In the event FIS receives, during the Term, any refund, credit, or other rebate in respect of a Pass-Through Expense, FIS will promptly notify FNT of such refund, credit, or rebate, and shall promptly pay to the appropriate FNT Entity the full amount of such refund, credit, or rebate, in no event later than thirty (30) days following receipt of such refund.

13.8. Inflation Adjustment.

      (a) The Fees (exclusive of Pass-Through Expenses) shall be subject to adjustment as set forth in paragraphs (a) and (b) of this Section
            13.8. The Fees shall not be adjusted pursuant to this Section 13.8 with effect prior to January 1, 2006. If the Bureau of Labor Statistics Consumer Price Index-Urban (1967=100) as published by the Bureau of Labor Statistics of the Department of Labor (the "CPIU") for 2005 or thereafter (the "Current CPI Index") shall increase from the CPIU applicable for the twelve (12) months immediately prior to the notice of increase (the "Base CPI Index"), then FIS may, no more often than once in any calendar year, upon no less than thirty (30) days prior written notice (but with initial effect on the first of the month next succeeding the 30th day following such notice), increase the Fees on a prospective basis. Such increase shall not exceed, as a percentage, one half (1/2) of the percentage by which the Current CPI Index increased from the Base CPI Index. The Fees (exclusive of Pass-Through Expenses) for any succeeding year shall be equal to the Fee as so increased or as further adjusted in succeeding years in accordance with this Section 13.8. Upon such election, FIS will provide to FNT a recalculation of the Fees in writing.

      (b) If the Bureau of Labor Statistics stops publishing the CPIU or substantially changes the content of the CPIU, the parties shall substitute another comparable measure published by a mutually agreeable source. If such change is merely to redefine the base year for the CPIU from 1967 to another year, the parties shall continue to use the CPIU but shall, if necessary, convert either the Base CPI Index or the Current CPI Index to the same basis as the other by multiplying such index by the appropriate conversion factor.

13.9. Pass-Through Expenses. FNT shall reimburse FIS, at cost, for the pass-through expenses mutually agreed by FNT and FIS in writing and required by FIS in providing the Services (the "Pass-Through Expenses"), to the extent such Pass-Through Expenses are actually incurred by FIS for resources and/or activities and to the extent actually supporting Services for FNT. FIS will promptly provide FNT with the original third-party invoice for such expense, together with a statement that FIS has reviewed the invoiced charges and made a determination of which charges are proper and valid and will be paid by FNT. Otherwise, FIS will act as payment agent for FNT and will pay all third-party charges comprising Pass-Through Expenses. FIS will pay the amounts due and will invoice FNT for such charges as part of the monthly billing. FIS will use commercially reasonable efforts to minimize the amount of Pass-Through Expenses. With respect to services or materials paid for on a Pass-Through Expense basis, FNT reserves the right to: (i) obtain such services or materials directly from a third party; (ii) designate the third party source for such services or materials; (iii) designate the particular services or materials (such as equipment make and model) FIS will obtain; (iv) require FIS to identify and consider multiple sources for such services or materials and evaluate the responses from such sources; and (v) review and approve a Pass-Through Expense for such services or materials before entering into a contract for such services or materials.

ARTICLE 14. AUDITS

14.1. Processing. Upon at least ten (10) days notice from FNT, FIS shall provide to auditors and inspectors designated by FNT in its notice, and upon request, regardless of advance notice, FIS shall provide (a) to FNT (or auditors and inspectors on behalf of FNT) to the extent FNT is required to do so for compliance with law or regulations or (b) for more immediate reviews by FNT regulators, reasonable access (i) during normal business days and hours (except as may be necessary to perform security audits) to the FIS Service Locations and
(ii) at any time at any FNT location for the purpose of performing, at FNT's expense, audits or inspections of the business of FNT as supported by FIS. FIS shall provide such auditors and inspectors any assistance that they may reasonably require. If any audit by an auditor designated by FNT or a regulatory authority having jurisdiction over FNT or FIS results in FIS being notified that it is not in compliance with any generally accepted accounting principle or other audit requirement relating to the Services, FIS and FNT shall, within the period of time specified by such auditor or regulatory authority, work in good faith at FIS'S then-standard rates to comply with such auditor or regulatory authority. If any non-compliance is due to the non-performance of an obligation of

FIS described in any Base Services Agreement, Statement of Work, Exhibit or Amendment, FIS shall correct such non-compliance at no cost to FNT.

14.2. Fee Audit. FNT may, with ten (10) days prior written notice and at its own expense, engage a third party mutually agreed to by the parties (a "Fee Auditor") to perform a review and audit of records and reports relating only to volumes of resources, Pass-Through Expenses and travel and living expenses billed to FNT by FIS pursuant to this Agreement (a "Fee Audit"). FIS agrees to cooperate fully with the Fee Auditor in preparation of the Fee Audit Report (as defined below) and deliver any requested information to the Fee Auditor which FIS would otherwise be required to furnish to FNT pursuant to Section 14.1 hereof at FNT's sole expense. The Fee Auditor shall prepare and submit to FNT a written report of the results of the Fee Audit (a "Fee Audit Report"). FNT will provide FIS with a copy of the Fee Audit Report within five (5) business days of FNT's receipt thereof. In the event that the Fee Audit Report reveals that any Fees have been overbilled, FIS shall (1) reimburse FNT for such Fees with interest from the date upon which the Fee was first paid by FNT (the "Fee Payment Date") until the date on which FIS makes such reimbursement, at the prime rate as published in the table money rates in the Wall Street Journal on the Fee Payment Date (or the prior date on which the Wall Street Journal was published if not published on the Fee Payment Date), ("Prime Rate") plus one percent and (2) if FIS is not working in good faith to resolve billing issues identified prior to the audit and the Fees exceed by more than 5% the amount which the Fee Auditor determines to be the proper Fee amount, pay any fees, costs or other expenses owed to the Fee Auditor for performing the Fee Audit. In no event shall FIS'S liability for the cost of the Fee Audit exceed reasonable and customary charges for such audits.

ARTICLE 15. FORCE MAJEURE; TIME OF PERFORMANCE

15.1. Force Majeure. Neither party shall be held liable for any delay or failure in performance of all or a portion of the Services or Additional Services or of any part of this Agreement from any cause beyond its reasonable control which, with the observation of its duties herein and reasonable care, could not have been avoided or promptly remediated (including, but not limited to, acts of God, acts of civil or military authority, government regulations, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, hurricanes, tornadoes, nuclear accidents and floods, each a "Force Majeure Event"). Notwithstanding anything in this Agreement to the contrary, none of (a) a failure of FIS or FNT to satisfy FIS'S or FNT's respective obligations related to Year 2000 compliance as specified in Section 17.1 (to the extent such failure is not otherwise due to a Force Majeure Event) or (b) the failure of the DRP to meet the requirements of Schedule C-8, if such failure results from FIS'S negligence in procuring or implementing the DRP, shall constitute Force Majeure Events. Upon the occurrence of a condition described in this Section 15.1, the party whose performance is prevented or delayed shall give immediate written notice to the other party describing the affected performance ("Affected Performance"), and the parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both parties, of such condition, including, without limitation, implementing the DRP, if it has not already been implemented. The parties agree that the party whose performance is affected shall use commercially reasonable efforts to minimize the delay caused by the Force Majeure Events and recommence the Affected Performance. FNT may immediately cease paying for that part of the Affected Performance which FIS is unable to perform. In the event the delay caused by the

Force Majeure Event lasts for a period of more than fifteen (15) days, the parties shall negotiate an equitable modification to this Agreement with respect to the Affected Performance. If the parties are unable to agree upon an equitable modification within ten (10) days after such fifteen (15) day period has expired, then either party shall be entitled to serve thirty (30) days notice of termination on the other party with respect to only such Affected Performance. If the Force Majeure Event for such Affected Performance is continuing upon the expiration of such thirty (30) day notice period the portion of this Agreement relating to the Affected Performance shall automatically terminate. The remaining portion of this Agreement that does not involve the Affected Performance shall continue in full force and effect. In such event FIS shall be entitled to be paid for that portion of the Affected Performance for which it has completed or in the process of completing through the termination date.

15.2. Time of Performance and Increased Costs. FIS'S time of performance with respect to Services performed under this Agreement shall be extended, and its obligations under Exhibit H shall be suspended, if and to the extent reasonably necessary, in the event that (a) FNT fails to submit data or materials in the prescribed form agreed to by the parties or in accordance with the requirements identified as the responsibility of FNT in this Agreement, (b) FNT fails to perform on a timely basis or provide adequate resources to perform the tasks, functions or other responsibilities of FNT designated as the responsibility of FNT in this Agreement, (c) FNT or any governmental agency authorized to regulate or supervise FNT makes any special request which extends FIS'S normal performance schedule, or (d) any FNT Software does not perform in accordance with its documentation or is not Year 2000 Compliant (and, in each case, the same is necessary for FIS'S performance hereunder), or FNT or FIS (at FNT's direction) changes or modifies the FNT Software which change or modification materially affects FIS'S performance of the Services (each of (a), (b), (c) and (d) an "FNT Interruption Event"). FIS shall give FNT immediate notice of an FNT Interruption Event. If either an FNT Interruption Event occurs and FIS is not prevented thereby from performing any Services, but the occurrence of such FNT Interruption results in (A) an inability of FIS to perform any or all of the Services at the Service Levels or (B) an increased cost to FIS for providing the affected Services, FNT may elect to either (i) suspend FIS'S performance of such Service until such time as the FNT Interruption Event no longer exists, and continue to pay for the Services pursuant to Section 13 of this Agreement, or
(ii) elect to receive the Services from FIS in which event FIS shall be relieved of Service Levels with respect to the affected Services for so long as the FNT Interruption Event continues. If an FNT Interruption prevents FIS from performing any Services, FNT shall continue to pay FIS for the Services pursuant to Section 13 of this Agreement.

15.3. Sole and Exclusive. FIS'S sole and exclusive remedy for FNT's failure to perform its obligations described in this Agreement (including Section 17.1(d)(1), but excluding Section 16 or use of FIS intellectual property right beyond the scope permitted by this Agreement), and for the occurrence of an FNT Interruption Event shall be limited as provided in this Section 15.3. In no event shall Section 15.2 affect FIS'S right to claim (i) Fees due under this Agreement for Services actually performed and (ii) damages to FIS for the termination of this Agreement in whole, or in part, by FNT (which termination FIS establishes is a breach of this Agreement) based on the lesser of (a) the Termination Fee (described in Section 18.5) plus the Fees from the date of termination through the notice period described in Section 18.1 and (b) Fees based on the volumes of resources multiplied by the number of months from the date of termination through the end of the Term. FIS'S failure to timely or duly perform Services hereunder shall not be a breach hereof to the extent resulting, in whole or in part, from an FNT Interruption Event.

ARTICLE 16. CONFIDENTIALITY

16.1. Confidential Information. Each party shall use at least the same standard of care in the protection of Confidential Information of the other party as it uses to protect its own confidential or proprietary information (provided that such Confidential Information shall be protected in at least a reasonable manner). For purposes of this Agreement, "Confidential Information" includes (1) all confidential or proprietary information and documentation of either party, including the terms of this Agreement, including with respect to FNT, all FNT Software, FNT Data, all reports, exhibits and other documentation prepared by any FNT Entity in connection with any bid or proposal process and with respect to FIS, the FIS Software, any financial information, and reports, exhibits and other documentation prepared by FIS in connection with any bid or proposal process. Each party shall use the Confidential Information of the other party only in connection with the purposes of this Agreement (including administration and dispute resolution), and shall make such Confidential Information available only to its employees, subcontractors, or agents having a "need to know" with respect to such purpose. Each party shall advise its respective employees, subcontractors, and agents of such party's obligations under this Agreement. Except as otherwise required by the terms of this Agreement (including Article
18) or applicable law or national stock exchange rule, in the event of the expiration of this Agreement or termination of this Agreement for any reason all Confidential Information of a party disclosed to, and all copies thereof made by, the other party shall be returned to the disclosing party or, at the disclosing party's option, erased or destroyed. The recipient of the Confidential Information shall provide to the disclosing party certificates evidencing such destruction. The obligations in this Section 16.1 will not restrict disclosure by a party pursuant to applicable law, or by order or request of any court or government agency; provided that, prior to such disclosure the receiving party shall (i) immediately give notice to the disclosing party and (ii) cooperate with the disclosing party in challenging the right to such access and (iii) only provide such information as is required by law, such order or a final, non-appealable ruling of a court of proper jurisdiction. Confidential Information of a party will not be afforded the protection of this Agreement if such Confidential Information was (A) developed by the other party independently as shown by its written business records regularly kept, (B) rightfully obtained by the other party without restriction from a third party, (C) publicly available other than through the fault or negligence of the other party, or (D) released by the disclosing party without restriction to anyone.

16.2. Work Product Privilege. FNT represents and FIS acknowledges that, in the course of providing Services pursuant to this Agreement, FIS may have access to
(i) documents, data, databases or communications that are subject to attorney client privilege and/or (ii) privileged work product prepared by or on behalf of the FNT Entities in anticipation of litigation with third parties (collectively, the "Privileged Work Product") and that FNT represents and FIS understands that all Privileged Work Product is protected from disclosure by Rule 26 of the Federal Rules of Civil Procedure and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. FNT represents and FIS understands the importance of maintaining the strict confidentiality of the Privileged Work Product to protect the attorney client privilege, work product doctrine and other privileges and rights associated with such Privileged Work Product pursuant to such Rule 26 and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. After FIS is notified or otherwise becomes aware that documents, data, database, or communications are Privileged Work Product, only FIS personnel for whom such access is necessary for the purposes of providing Services to FNT as provided in this Agreement shall have access to such Privileged Work Product. Should FIS ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, FIS shall, (1) immediately give notice to FNT and (2) cooperate with FNT in challenging the right to such access and (3) only provide such information as is required by a final, non-appealable ruling of a court of proper jurisdiction. FNT shall pay the cost of any additional labor expense beyond that required by this Agreement which is incurred by FIS in complying with the immediately preceding sentence. FNT has the right and duty to represent FIS in such resistance or to select and compensate counsel to so represent FIS or to reimburse FIS for reasonable attorneys' fees and expenses as such fees and expenses are incurred in resisting such access. If FIS is ultimately required, pursuant to an order of a court of competent jurisdiction, to produce documents, disclose data, or otherwise act in contravention of the confidentially obligations imposed in this Agreement, or otherwise with respect to maintaining the confidentiality, proprietary nature, and secrecy of Privileged Work Product, FIS is not liable for breach of such obligation to the extent such liability does not result from failure of FIS to abide by the terms of this Agreement. All Privileged Work Product is the property of FNT and will be deemed Confidential Information, except as specifically authorized in this Agreement or as required by law.

16.3. Injunctive Relief. Each party acknowledges and agrees that, in the event of a breach or threatened breach of any provision of this Article 16, such party shall have no adequate remedy in damages and notwithstanding the dispute resolution clause hereinabove, is entitled to seek an injunction to prevent such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy is to be construed as a waiver, prohibition, or limitation of any legal or equitable remedies in the event of a breach hereof.

16.4. Unauthorized Acts. Each party shall: (1) notify the other party promptly of any unauthorized possession, use, or knowledge of any Confidential Information by any person which shall become known to it, any attempt by any person to gain possession of Confidential Information without authorization or any attempt to use or acquire knowledge of any Confidential Information without authorization (collectively, "Unauthorized Access"), (2) promptly furnish to the other party full details of the Unauthorized Access and use reasonable efforts to assist the other party in investigating or preventing the reoccurrence of any Unauthorized Access, (3) cooperate with the other party in any litigation and investigation against third parties deemed necessary by such party to protect its proprietary rights, and (4) promptly prevent a reoccurrence of any such Unauthorized Access.

16.5. Publicity. Except as required by law or national stock exchange rule, neither party shall issue any press release, distribute any advertising, or make any public announcement or disclosure (a) identifying the other party by name, trademark or otherwise, or (b) concerning this Agreement without the other party's prior written consent. Notwithstanding the foregoing sentence, in the event either party is required to issue a press release relating to this Agreement or any of the transactions contemplated by this Agreement, or by the laws or regulations of any governmental authority, agency or self-regulatory agency, such party shall (i) give notice and a copy of the proposed press release to the other party as far in advance as reasonably possible, but in any event not less than five (5) days prior to publication of such press release and (ii) make any changes to such press release reasonably requested by the other party. In addition, FIS may (1) communicate the existence of the business relationship contemplated by the terms of this Agreement internally within FNT's organization and (2) orally and in writing communicate FNT's identity as a reference with potential and existing customers.

16.6. Data Privacy.

16.6.1. Where, in connection with this Agreement, FIS processes or stores information about a living individual that is held in automatically processable form (for example in a computerized database) or in a structured manual filing system ("personal data"), on behalf of any FNT Entities or their clients, then FIS shall:

                  (i) process those personal data only on the written instructions of an FNT Entity (or, with an FNT Entity's prior written approval, the FNT Entity's client);

                  (ii) implement appropriate administrative, physical and technical measures to protect those personal data against accidental or unlawful destruction or accidental loss, alternation, unauthorized disclosure or access, in particular where the processing involves the transmission of data over a network for which FIS has responsibility, and against all other unlawful forms of processing. Specifically, FIS will provide, without incremental charge, an annual SAS 70 (Type II) audit of its operations at each FIS Technology Center, inclusive of network management from such locations, and at each FIS Service Location to which such processing, in whole or part, may be moved, prepared by a reputable, independent accounting firm. FIS shall provide to FNT a copy of the related audit report promptly after receipt by FIS of such audit report, and in any event within thirty days of FIS'S receipt. FIS shall also provide FNT with a copy of the management response that addresses security and procedural changes suggested in any audit report, if any changes are suggested. Should an audit reveal unresolved deficiencies (which FIS agrees are deficiencies) without a management plan to correct them, FNT may require FIS to promptly provide a management response to cure the deficiency and to provide documentation, as reasonably requested, to demonstrate such cure to FNT's reasonable satisfaction. FIS shall bear the costs of the audit and any required remedial action. FIS'S security measures shall be in accordance with generally accepted industry standards and applicable Regulations and the Fidelity Information Security Policy in accordance with FIS'S obligations pursuant to Section 3.13. FNT may review FIS'S then-current security procedures in accordance with the procedures set forth in Section 14 of this Agreement. Should a review of FIS'S security procedures and/or policies reveal issues with FIS'S security procedures and/or policies that constitute deficiencies as assessed against applicable Regulations, the Fidelity Information Security Policy and generally accepted industry standards, FNT may require FIS to promptly provide a plan to cure the deficiency and to provide documentation, as reasonably requested, to demonstrate such cure to FNT's reasonable satisfaction. In addition to the security measures previously implemented by FIS as described in FIS'S then-current security procedures, FIS agrees to adhere to such additional security measures with respect to FNT's personal data as may reasonably be imposed by FNT in accordance with Section 3.13. FNT will reimburse FIS for its actual costs incurred if adherence to additional security standards requested or required by FNT increases FIS'S costs of operation. FIS shall promptly notify FNT of (i) any known material unauthorized possession or use, or attempt thereof, of the data processing files or other personal data; (ii) the effect of such, and (iii) the corrective action taken in response thereto;

                  (iii) not disclose those personal data to any person except as required or permitted by this Agreement (including without limitation any confidentiality restrictions contained in it) or pursuant to an FNT Entity's written consent;

                  (iv) provide full cooperation and assistance to the FNT Entities in allowing data subjects (as defined in Directive 95/46/EC of the Parliament and of the Council of the European Union of 24 October 1995) to have access to those data and/or to ensure that those data are deleted or corrected if so required by any FNT Entity; and

                  (v) not process those personal data except to the extent reasonably necessary to the performance of this Agreement.

            Except as otherwise agreed in writing, all personal data relating to the FNT Entities or their clients, or any employees or representatives of the FNT Entities, or otherwise acquired by FIS or FIS Subcontractors as a result of this Agreement shall be processed on behalf of the FNT Entities, and FIS shall have no right to process or permit a third party to process such data other than in performance of FIS'S obligations under this Agreement.

16.6.2. FNT may instruct FIS, where FIS processes personal data on behalf of FNT Entities, to take such steps in the processing of those personal data as are reasonably necessary for the performance of this Agreement.

16.6.3. If FIS or any FIS Subcontractors transfers any of the personal data that were provided to FIS by FNT Entities to another jurisdiction for processing outside the United States, FIS shall ensure that the transfer, and FIS'S subsequent processing of personal data in the second jurisdiction, do not put the FNT Entities in breach of relevant data protection laws in the jurisdiction to which the personal data is transferred.

16.6.4. FNT Entities may, in connection with this Agreement, collect personal data in relation to FIS and FIS'S employees, directors and other officers involved in providing Services hereunder. Such data may be collected from FIS, its employees, its directors, its officers, or from other (for example, published) sources; and some limited personal data may be collected indirectly at FNT's (or FNT's Entities') locations from monitoring devices or by other means (e.g., telephone logs, closed circuit TV and door entry systems). Nothing in this Section 16.6.4 obligates FIS or FIS's employees, directors or other officers to provide personal data requested by FNT. The FNT Entities may use and disclose any such data disclosed by FIS solely for purposes connected with this Agreement and for the relevant purposes specified in the data privacy policy of the FNT Entity (a copy of which is available on request). In particular, FNT may for these purposes transfer such data to any country in which FNT's worldwide organization does business (including to other FNT Entities) so long as FNT does so in compliance with the relevant data protection laws. FIS agrees to such transfer in its own right and on behalf (with the authority) of its employees, directors and other officers. FNT will maintain the same level of protection for personal data collected from FIS (and FIS's employees, directors and officers, as appropriate) as FNT maintains with its own personal data, and will implement appropriate administrative, physical and technical measures to protect the personal data collected from FIS and FIS's employees, directors and other officers against accidental or unlawful destruction or accidental loss, alternation, unauthorized disclosure or access.

ARTICLE 17. REPRESENTATIONS AND WARRANTIES

17.1. Representations and Warranties.

            (a)   FIS represents that:

                  (1) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas.

                  (2) It has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

                  (3) With respect to the subject matter of this Agreement, it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on FIS's ability to fulfill its obligations under this Agreement.

                  (4) The execution, delivery and performance of this Agreement (a) has been duly authorized by FIS and (b) will not conflict with or result in a violation of any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust or any license, lease agreement or other instrument or obligation to which FIS is a party or by which FIS or any of its assets is bound or affected.

                  (5) It is in compliance with all applicable Federal, state, local, international and foreign laws and regulations applicable to it in connection with its obligations under this Agreement.

                  (6) There is no outstanding litigation, arbitrated matter or other dispute to which FIS is a party which, if decided unfavorably to FIS, would reasonably be expected to have a potential or actual material adverse effect on FIS's or FNT's ability or on FIS's cost to fulfill its obligations under this Agreement.

                  (7) None of the FIS Service Locations is in violation of applicable environmental laws.

                  (8) FIS has no knowledge after due inquiry that the provision of the FIS Software infringes upon the proprietary or contractual rights of any third party.

                  (9) The execution, delivery and performance of this Agreement will not cause a breach of any commitments by FIS to third parties.

                  (10) FIS does not have any commitments to third parties that would cause a breach of FIS's obligations under this Agreement.

                  (11) No approval, authorization, or consent of any governmental or regulatory authority is required to be obtained or made by FIS in order for it to enter into and perform its obligations under this Agreement.

                  (12) FIS has the right to use the FIS Software to provide the Services and FIS is not aware of any claims of any party which could reasonably threaten such use.

            (b) Covenants and Warranties of FIS. FIS covenants and warrants that:

                  (1) In connection with providing the Services, FIS shall comply with all applicable Federal, state and local laws and regulations and shall obtain all applicable permits and licenses related to the FIS Service Locations.

                  (2) FIS shall maintain and keep the Systems and any other software or Equipment used, exclusively or otherwise, in the provision of the Services, in such condition and state of repair consistent with generally accepted industry practices.

                  (3) Any FIS Proprietary Software will not contain any undisclosed back door, spyware, time bomb, drop dead device, clock, timer, copy protection feature, replication device, CPU serial number reference or other software routine designed to disable, lock or erase or otherwise interfere with normal use of a computer program, data, or any other files on the user's systems, automatically with the passage of time or under the positive control of a person other than a licensee of the software (collectively, "Self-Help Code") and FIS will make reasonable efforts to prevent the introduction of any virus, Trojan horse, worm contaminants, or other software routines or hardware components designed to permit unauthorized access to disable, erase, or otherwise harm software, hardware or data, or to perform any other similar actions (collectively, "Unauthorized Code").

                  (4) FIS warrants that the Services and the Additional Services will be performed in a professional and workmanlike manner in accordance with the care and skill ordinarily used by other members of the information processing industry practicing under similar conditions for similar customers at the same time, and in no event at a level less than provided by FIS to any other of its similarly situated customers, internal or external, until such time as the baseline has been completed and the Service Levels have been mutually agreed upon.

                  (5)   Year 2000 Compliance.

                        (a) Definition. For purposes of this Section, the term "Year 2000 Compliant" means that the software, hardware, or equipment, as applicable, manages and manipulates data involving dates, including single-century, cross-century and leap year formulas and date values without resulting in the generation of incorrect or invalid values involving such dates or causing an abnormal ending.

                        (b) Representations Regarding the FIS Proprietary Software. The FIS Proprietary Software shall be Year 2000 Compliant; provided, however, that FIS shall not be responsible or liable for any failure of the FIS Proprietary Software to be Year 2000 compliant or for any improper operation or malfunction of the FIS Proprietary Software under any of the following conditions:

                              (i) The failure of the FIS Proprietary Software to be Year 2000 Compliant is the result, in whole or in part, of either the interaction between the FIS Proprietary Software and any other software or systems which are not Year 2000 Compliant or the interface between the FIS Proprietary Software and any other software or systems which may pass data into or accept data from the FIS Proprietary Software; or

                              (ii) The failure of the FIS Proprietary Software is the result, in whole or in part, of any hardware, operating systems, or equipment which is either provided by FNT or for which, under the terms of this Agreement, FIS is not responsible; or

                              (iii) The failure is the result of modifications
                                    made to the FIS Proprietary Software either by FNT or by a third party at FNT's request.

                              In the event that the FIS Proprietary Software is not Year 2000 Compliant, subject to the limitations set forth above, FNT's sole and exclusive remedy shall be that FIS shall correct and repair the FIS Proprietary Software to make it Year 2000 Compliant.

                        (c)   Warranty With Respect to Services. FNT
                              acknowledges that FIS shall have no responsibility for FNT's Year 2000 compliance or readiness and that FIS has made no representations that Services provided hereunder will make FNT Year 2000 Compliant or ready.

                        (d) Warranty with Respect to Environment. FNT acknowledges that FIS is relying on the representations made by its third-party suppliers regarding the Year 2000 compliance or readiness of the FIS Third-Party Software, the FNT Third Party Software, operating systems, machines, hardware environment and equipment and that it is those third-party suppliers' responsibility to provide for the Year 2000 compliance of the products they manufacture or provide. Upon request by FNT, FIS shall provide FNT with the terms and conditions of any applicable manufacturers' warranties for such products and shall assign to FNT, without additional charge, such warranties as the manufacturers may extend to FIS for the benefit of FNT. In the event that any part of an FIS Service Location supporting Services is not Year 2000 compliant, FIS will use its reasonable and good faith efforts to cause the third-party supplier of the non-compliant FIS Third-Party Software, the FNT Third Party Software, operating systems, machines, hardware environment or equipment to make such FIS Third-Party Software, the FNT Third Party Software, operating systems, machines, hardware environment or Equipment Year 2000 Compliant and will replace such non-compliant FIS Third Party Software, FNT Third Party Software, operating systems, machines, hardware environment or equipment with comparable products if FIS, in its reasonable discretion, deems replacement is necessary. FIS makes no representations or warranties of any kind, express, implied or statutory, as to the Year 2000 compliance or readiness of such FIS Third-Party Software, the FNT Third Party Software, operating systems, machines, hardware environment and/or equipment or the sufficiency thereof.

                        (e) Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION, FIS MAKES NO OTHER WARRANTIES WITH RESPECT TO THE YEAR 2000 COMPLIANCE OF ANY

                              SOFTWARE, MACHINES, HARDWARE, EQUIPMENT OR
                              SERVICES PROVIDED BY FIS HEREUNDER AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO YEAR 2000 COMPLIANCE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

            (c)   Representations of FNT. FNT represents that:

                  (1) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (2) It has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

                  (3) With respect to the subject matter of this Agreement, it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on FNT's ability to fulfill its obligations under this Agreement.

                  (4) The execution, delivery and performance of this Agreement (a) has been duly authorized by FNT and (b) will not conflict with or result in a violation of any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust or any license, lease agreement or other instrument or obligation to which FNT is a party or by which FNT or any of its assets is bound or affected.

                  (5) It is in compliance with all applicable Federal, state, local, international and foreign laws and regulations applicable to FNT in connection with its obligations under this Agreement.

                  (6) There is no outstanding litigation, arbitrated matter or other dispute to which FNT is a party which, if decided unfavorably to FNT, would reasonably be expected to have a potential or actual material adverse effect on FIS's or FNT's ability to fulfill its obligations under this Agreement.

            (d)   Covenants of FNT:

                  (1) FNT responsibilities shall be performed in a good and workmanlike manner in accordance with the care and skill ordinarily used by other members of the title insurance industry practicing under similar conditions at the same time.

      (e) FIS's sole and exclusive remedy for FNT's breach of Section 17.1 shall be as set forth in Sections 15.2 and 15.3.

17.2. Disclaimer. EXCEPT AS SPECIFIED IN THIS AGREEMENT, NEITHER FNT NOR FIS MAKES ANY WARRANTIES WITH RESPECT TO THE AGREEMENT AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

ARTICLE 18. TERMINATION

18.1. Termination for Convenience. Termination of this Agreement, in whole or in part, by FNT for convenience and associated partial termination amounts, termination fees and minimum purchase commitments for the Services are addressed in Exhibit I.

18.2. Termination.

      (a) If FIS fails to perform any of its material obligations under this Agreement and does not cure such failure within thirty (30) days of receipt (or, if a cure could not reasonably be completed in thirty days, but FIS is diligently pursuing a cure, then within sixty (60)
            days) ("Default Cure Period") of a notice of default ("Default Notice") from FNT, then FNT may terminate this Agreement (or any relevant Specific Core Service, Statement of Work, Base Services Agreement, or reasonably separable Service which is separately priced ("Service Component")) effective on the last day of the Default Cure Period. FNT shall not be required to provide a Default Notice with respect to the occurrences described in Section 18.2(b) and (c). If FNT fails to timely pay undisputed amounts due hereunder, or otherwise breaches its duty of confidentiality in a manner which has or may have a material adverse impact on FIS, and does not cure such failure within the Default Cure Period of a Default Notice from FIS, then FIS may terminate this Agreement (or at FIS's discretion any relevant Service Component) effective the last day of the Default Cure Period.

      (b) With respect to material breaches of the provisions of Section 16.1, 16.2, and/or 16.6, the Default Cure Period under Section 18.2 will be two (2) business days. This Section 18.2(b) shall not limit or obviate in any way any other remedies to which a terminating party may be entitled pursuant to this Agreement, by law, at equity or otherwise for breach of Sections 16.1, 16.2, and/or 16.6.

      (c) FNT may terminate this Agreement or any Service Component(s) without liability to either party, other than Fees for Services, Additional Services or Termination Assistance Services performed, if FIS has a Change of Control not approved by FNT. A "Change of Control" shall mean: (i) the consolidation or merger of FIS with or into a Direct Competitor of FNT or (ii) the sale of all or substantially all of the assets of FIS to a Direct Competitor of FNT.

18.3. Termination for Insolvency.

      (a)   In the event that either party:

            (1) shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

            (2) shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate, partnership or other action for the purpose of effecting any of the foregoing;

            then the other party may, by giving notice thereof to such party, exercise any termination right, and such termination shall become effective as of the date specified in such termination notice.

      (b)   In the event that:

            (1) a proceeding or case shall be commenced, without the application or consent of a party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of such party or of all or any substantial part of its property or assets or (iii) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days or more days; or

            (2) an order for relief against such party shall be entered in an involuntary case under the Bankruptcy Code;

            then the other party may, by giving notice thereof to such party, exercise any termination right, and such termination shall become effective as of the date specified in such termination notice.

18.4. Termination Assistance. Upon the termination or expiration of this Agreement, or any Service Component, for any reason, FIS will provide FNT, at FNT's request, the transition services reasonably necessary for FNT to effect an orderly transition for the performance by or on behalf of FNT of the Services so terminated. Further, FIS will provide, at FNT's request, all staff, services and assistance reasonably required by FNT for such transition ("Termination Assistance Services"). All Termination Assistance Services shall be at FIS's then-standard rates for services of the type to which such Fees apply, whichever is applicable. In the event FIS terminates this Agreement for material breach by FNT, FNT shall prepay to FIS all anticipated fees and expenses related to the Termination Assistance Services prior to the commencement of Termination Assistance Services. FIS will comply with FNT's directions to accomplish the orderly transition and migration of the Services to FNT, or any entity designated by FNT, from FIS. FIS will continue to provide Services in connection with Termination Assistance Services for a period of up to six (6) months after termination or expiration of this Agreement, or any Service Component, but only if requested by FNT, and for such further period as mutually agreed by FNT and FIS ("Termination Assistance Period"). FIS's obligations under this Section 18.4 will also consist of the following:

      (a) FIS shall, upon FNT's request, promptly provide FNT with detailed specifications and documentation available to FIS for Equipment and FIS Software.

      (b) FIS shall, at FNT's request and at FNT's sole expense, make reasonable efforts to promptly transfer to FNT or any entity designated by FNT, any rights to access and to use the FIS Third Party Software then being used by FIS in providing the Termination Assistance Services under this Agreement and FIS shall, at FNT's request and at FNT's sole expense, make reasonable efforts to cause the grant to FNT, or any entity specified by FNT, of any necessary rights to access and use the FIS Third Party Software, to the extent such rights have not previously been so acquired or transferred.

      (c) Notwithstanding Section 8.7 above, FIS hereby consents to FNT's solicitation and/or hiring by FNT of those Project Staff that FIS and FNT jointly determine, at any time after notice of termination of any Service Component(s), of Project Staff working on such Service Components.

      (d) FIS shall make available to FNT for purchase, all Equipment owned by FIS and used in the provision of the Services which are dedicated solely to the Services, for a purchase price equal to the greater of
            (i) the then current net book value for such Equipment or (ii) the fair market value as determined by the Management Committee. For the Equipment not purchased by FNT in accordance with the provisions of the immediately preceding sentence, FIS shall identify, and assist FNT in procuring, at FNT's sole expense, suitable functionally equivalent replacements. Notwithstanding any of the foregoing to the contrary, FNT shall not be required to make any payment for the transfer of ownership rights to FNT of Equipment in connection with the purchase of which FIS originally charged FNT the purchase price therefor as a Pass-Through Expense. Payment shall be prorated to that portion of the purchase price which was not paid as a Pass-Through Expense.

      (e) At FNT's request, FIS shall make available to the extent permitted by the terms of a lease, all leases for the Equipment leased by FIS and used in the provision of the Services, and shall assist in obtaining consents to such assignments.

      (f) At FNT's request, FIS shall provide training reasonably required by FNT for the personnel who will be assuming responsibility for services and operations only during the Termination Assistance Period. FIS shall provide training to FNT after the Termination Assistance Period according to FIS's standard fees and class schedules.

      (g) FIS shall provide such other services only if, and at the rates, mutually agreed to by the Parties.

ARTICLE 19. EXIT PLAN

19.1. Description of Termination Assistance Services. Within one hundred eighty
(180) days of the Effective Date, FIS will provide to FNT a description of Termination Assistance Services, reasonably acceptable to FNT.

19.2. Implementation. Upon the expiration or termination of this Agreement for any reason:

      (a) FIS shall provide assistance in building a detailed exit plan, which plan shall include, at a minimum, a high level work plan that sets forth the activities and associated timeline required to effect such a transfer and maintain ongoing operations;

      (b)   FIS shall provide the Termination Assistance Services pursuant to
            Section 18.4;

      (c) The FNT Entities will allow FIS to use, at no charge, those FNT Entity facilities being used to perform the Termination Assistance Services for as long as FIS is providing the Termination Assistance Services to enable FIS to effect an orderly transition of FIS's resources to FNT or its designees; and

      (d) Each party will have the rights specified in Article 9 in respect of the Designated Software.

ARTICLE 20. INDEMNIFICATION

20.1. Indemnification by FIS. FIS shall indemnify, defend and hold harmless (collectively, "Indemnify") FNT and its respective employees, agents, officers, and designated representatives and including, for purposes of Sections 20.1(d) and 20.3, the FNT Entities (collectively, the "FNT Indemnified Parties") from and against any judgment, damage, fine, demand, loss, cost of any kind, liability (including settlements and judgments) or expense (including reasonable attorneys' fees and expenses and court costs) (collectively, "Damages"):

      (a) arising in connection with or as a result of (i) a violation of international, foreign, Federal, state, local or other laws or regulations for the protection of persons or members of a protected class or category of persons, including unlawful discrimination by FIS or any FIS Subcontractors or any of their respective employees or agents (collectively the "FIS Agents," and each, a "FIS Agent"), (ii) work-related injury or death caused by FIS or any FIS Agent; or (iii) any other aspect of the employment relationship of any FIS employee with FIS or the termination of the employment relationship with FIS (including claims for breach of an express or implied contract of employment), to the extent caused by alleged or actual improper conduct of FIS or any FIS Agent;

      (b) relating to any amounts including taxes, interest and penalties assessed against FNT that are the obligations of FIS pursuant to
            Article 13;

      (c) arising in connection with or as a result of death, personal injury, or damage to or loss of real or personal property, which is caused by the acts or omissions of FIS or any FIS Agent;

      (d) arising in connection with or as a result of FIS's breach of any confidentiality obligations of FIS pursuant to Article 16; or

      (e) arising in connection with the failure of FIS to comply with its obligations pursuant to Article 10.

20.2. Indemnification by FNT. FNT shall Indemnify FIS and its respective employees, agents, officers, and designated representatives (collectively, the "FIS Indemnified Parties", each of the FIS Indemnified Parties and the FNT Indemnified Parties individually are referred to as an "Indemnified Party") from and against any Damages:

      (a) arising in connection with or as a result of (i) a violation of international, foreign, Federal, state, local or other laws or regulations for the protection of persons or members of a protected class or category of persons, including unlawful discrimination by FNT or any of FNT's subcontractors or any of their respective employees or agents (collectively, the "FNT Agents," and each, a "FNT Agent"), (ii) work-related injury or death caused by FNT or any FNT Agent; or (iii) any other aspect of the employment relationship of any FNT employee with FNT or the termination of the employment relationship with FNT (including claims for breach of an express or implied contract of employment), to the extent caused by alleged or actual improper conduct of FNT or any FNT Agent;

      (b) relating to any amounts including taxes, interest and penalties assessed against FIS that are the obligations of FNT pursuant to
            Article 13;

      (c) arising in connection with or as a result of death, personal injury, or damage to or loss of real or personal property, which is caused by the acts or omissions of FNT or any FNT Agent; or

      (d) arising in connection with or as a result of FNT's breach of any confidentiality obligations of FNT pursuant to Article 16.

20.3. FIS Intellectual Property Indemnification.

      (a) FIS shall Indemnify the FNT Indemnified Parties with respect to Damages arising in connection with or as a result of any actual or alleged infringement by any of the FIS Software, FNT Third Party Software licensed by FIS unless the terms of the license are approved by FNT in writing in advance (which, upon such approval, will be "FNT Approved Software"), Developed Software, Documentation, or the manner in which the Services are performed of any patent, copyright, trademark, trade name or other intellectual property or proprietary or contractual rights of a third party. FIS shall not be responsible for any actual or alleged infringement of Developed Software or Services to the extent required by specifications or instructions given by FNT.

      (b) If, in FIS's opinion, any FIS Software, FNT Approved Software, or Documentation or portion thereof furnished hereunder is likely to or does become the subject of a claim of infringement or misappropriation, FIS shall either recommend for FNT's consideration an item which is equally suitable and upon FNT's approval of the recommended replacement, replace the infringing item, or modify the alleged infringement so that it becomes non-infringing, so long as such modification or replacement does not cause a material disruption in any FNT technology systems or operations, or at FIS's expense, obtain the right for FNT to continue the use of such item.

      (c) FIS shall use reasonable efforts to cause all licenses to FIS Third Party Software, FNT Third Party Software that FIS licenses and/or acquires on FNT's behalf, or other third party proprietary materials used to provide the Services to contain infringement indemnification for FNT to the same extent that such indemnification is provided hereunder.

      (d) This Section states FNT's and the FNT Entities' sole and exclusive remedy for any actual or alleged infringement of any third party's intellectual property or proprietary or contractual rights.

20.4. FNT Intellectual Property Indemnification.

      (a) FNT shall Indemnify the FIS Indemnified Parties with respect to Damages arising in connection with or as a result of any actual or alleged infringement by any of the FNT Proprietary Software, FNT Third Party Software as furnished by FNT under this Agreement, or any patent, copyright, trademark, trade name or other intellectual property or proprietary or contractual rights of a third party. FNT shall not be responsible for any actual or alleged infringement of FNT Proprietary Software which arises out of specifications or instructions given by FIS. Notwithstanding the foregoing, FNT's indemnification obligation to FIS Indemnified Parties for FNT Third Party Software that is procured by FIS and is not FNT Approved Software shall be limited to the amount (if any) of FNT's recovery relating to the claim pursuant to the applicable license agreement for such software.

      (b) If, in FNT's opinion, any FNT Proprietary Software, FNT Third Party Software as furnished by FNT under this Agreement and FNT Approved Software (but not FNT Third Party Software that is licensed by FIS and not FNT Approved Software), or portion thereof furnished hereunder is likely to or does become the subject of a claim of infringement or misappropriation, FNT shall either recommend for FIS's consideration an item which is equally suitable and upon FIS's approval of the recommended replacement, replace the infringing item, or modify the alleged infringement so that it becomes non-infringing, so long as such modification or replacement does not cause a material disruption to the Services or at FNT's expense, obtain the right for FIS to continue the use of such item.

      (c) This Section states FIS's sole and exclusive remedy for any actual or alleged infringement of any third party's intellectual property or proprietary or contractual rights.

20.5. Indemnification Procedures. Upon (a) the occurrence of an event or (b) the commencement of any civil, criminal, administrative, arbitral or investigative claim, action, suit or proceeding (each, a "Claim") against an Indemnified Party, in connection with which Damages have been incurred or are likely to be incurred, notice thereof shall be given to the party that is obligated to provide indemnification (the "Indemnifying Party") as promptly as practicable; provided, however, that any delay on the part of the Indemnified Party in providing such notice shall not relieve the Indemnifying Party of its indemnification obligation except to the extent the Indemnifying Party is detrimentally prejudiced thereby. After such notice, the Indemnifying Party shall immediately either provide the required indemnification or take control of the defense and investigation of the Claim, if any, and employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party's sole cost and expense. The Indemnified Party shall, at the expense of the Indemnifying Party, cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of the Claim and any appeal arising therefrom. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of the Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that Claim. If the Indemnifying Party does not assume full control over the defense of a Claim subject to such defense as provided in this Section 20.5, the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

20.6. Contribution. Notwithstanding anything herein to the contrary, if any third party Claim is commenced against one or both parties that would, if brought against both parties, entitle each party to indemnification from the other under either Section 20.1, Section 20.2, Section 20.3 or Section 20.4 the parties shall allocate between themselves any liability or expenses (including reasonable attorneys' fees and expenses) arising out of or relating to such Claim, according to the parties' relative shares of liability. Neither contributory negligence nor any analogous principle shall be a defense to any allocation of liability or expenses pursuant to this Section 20.6. An

Indemnifying Party shall not be relieved of its obligation to provide the defense against any Claim pursuant to such Indemnifying Party's obligations under this Article 20, notwithstanding any dispute by such Indemnifying Party relating to whether any act or omission of the Indemnified Party contributed to the Claim to which the obligation to Indemnify arises.

20.7. Limitation of Liability.

      (a) SUBJECT TO THIS SECTION 20.7, EACH PARTY SHALL BE LIABLE TO THE OTHER FOR ALL DIRECT DAMAGES ARISING OUT OF OR RELATED TO ANY CLAIMS, ACTIONS, LOSSES, COSTS, DAMAGES AND EXPENSES RELATED TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT. SUBJECT TO SECTION
            20.8 BUT NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY TO THE OTHER FOR DAMAGES, WHETHER ARISING IN CONTRACT, TORT, EQUITY, NEGLIGENCE OR OTHERWISE, EXCEED THE GREATER OF (A) THE FEES PAID BY FNT TO FIS PURSUANT TO THIS AGREEMENT OVER THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY AND
            (B) TEN MILLION DOLLARS ($10,000,000).

      (b) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER.

20.8. Exclusions. The provisions set forth in Section 20.7(a) do not apply to and do not limit damages recoverable for (a) the indemnification provisions set forth in this Article 20 relating to third party claims, (b) breach of Section 16.1, or (c) damages arising out of gross negligence or intentional misconduct, nor shall any such damages accrue toward satisfaction of the foregoing limitation on damages.

ARTICLE 21. WAIVER

      No delay or omission by a party to exercise any right or power accruing hereunder will impair or be construed as a waiver of any such right or power nor will such party be deemed to have waived any event of default or acquiesced in it, and such party shall exercise every such right and power from time to time and as often as shall be deemed expedient. All waivers shall be in writing and signed by the party waiving its rights.

ARTICLE 22. INSURANCE

22.1. Coverage Required. During the Term, FIS shall obtain and maintain, and require any FIS Subcontractors performing Services pursuant to the terms of this Agreement to obtain and maintain, without incremental cost to FNT, until the end of the Term and for any Termination Assistance Period, insurance of the types and in the amounts set forth below. FIS's duty to maintain such insurance coverage for itself shall nonetheless be relieved for so long as FIS is insured under the insurance policy or policies maintained by FNT, provided, however, that FIS reimburses FNT for FIS's portion of the cost of such insurance. Upon written agreement between the Parties at the time FIS will cease to be covered by FNT's insurance, and subject to annual renewal, this provision may be satisfied by FIS's self-insurance. The required insurance coverages are:

      (a) statutory workers' compensation in accordance with all international, foreign, federal, state and local requirements;

      (b) employer's liability insurance in an amount not less than $1,000,000 per occurrence, covering bodily injury by accident or disease, including death;

      (c) commercial general liability (including products/completed operations with coverage being maintained for a period of five (5) years past the termination or expiration of this Agreement and contractual liability insurance or such equivalent insurance in a foreign jurisdiction) in an amount not less than $1,000,000;

      (d) comprehensive automobile liability covering all vehicles that FIS owns, hires or leases in an amount not less than $1,000,000 (combined single limit for bodily injury and property damage);

      (e) professional errors and omissions liability insurance in an amount of not less than $5,000,000 per occurrence for liability arising out of any negligent act, error, mistake or omission of FIS or any FIS Subcontractors performing Services pursuant to the terms of this Agreement; and

      (f) fidelity insurance covering all employees of FIS with limits of not less than $2,000,000 per claim.

22.2. Insurance Documentation. To the extent third party insurance is obtained or maintained pursuant to Section 22.1, FIS shall, within ten (10) days of commencing work, furnish to FNT certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced in Section 22.1 and naming FNT as an additional insured on those policies described in Section 22.1(c) and (d) above. Such certificates or other documentation shall include a provision whereby thirty (30) days' notice must be received by FNT prior to coverage cancellation or material alteration of the coverage by either FIS or any FIS Subcontractors performing Services pursuant to the terms of this Agreement, or the applicable insurer. If reasonably requested by FNT, certified copies of any or all of the actual policies of insurance required hereunder shall be provided to FNT.

ARTICLE 23. MISCELLANEOUS PROVISIONS

23.1. Notices. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, and other communications required or permitted under this Agreement shall be in writing and shall have been deemed to have been properly given, unless explicitly stated otherwise if sent to each of the persons at the addresses or facsimile numbers set forth below for a party by (i) Federal Express or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile during normal business hours to the place of business of the recipient; provided that any facsimile notice must be followed the same day with a delivery of identical notice by Federal Express or other comparable overnight courier, for next business day delivery.

In the case of FNT, to: Fidelity National Title Group, Inc.
                        601 Riverside Avenue
                        Jacksonville, FL 32204
                        Attention: President

With a copy to:         Fidelity National Title Group, Inc.
                        601 Riverside Avenue
                        Jacksonville, FL 32204
                        Attention: General Counsel

In the case of FIS:     Fidelity Information Services, Inc.
                        601 Riverside Avenue
                        Jacksonville, FL 32204
                        Attention: President

With a copy to:         Fidelity Information Services, Inc.
                        601 Riverside Avenue
                        Jacksonville, FL 32204
                        Attention: General Counsel

All notices, notifications, demands or requests so given shall be deemed given and received (i) if mailed, three (3) days after being deposited in the mail;
(ii) if sent via overnight courier, the next business day after being deposited; or (iii) if sent via facsimile on a business day, that day, or if sent via facsimile on a day that is not a business day, the next day that is a business day; provided that any facsimile notice must be followed the same day with a delivery of identical notice by Federal Express or other comparable overnight courier, for next business day delivery. Either party may change its address(es) or facsimile number(s) or the individual(s) for notification purposes by giving the other party notice of the new address(es) or telecopy number(s) and/or individual(s) and the date upon which it will become effective.

23.2. Counterparts. This Agreement shall be executed in any number of counterparts all of which taken together will constitute one single agreement between the parties.

23.3. Headings. The article and section headings and the table of contents are for reference and convenience only and will not be considered in the interpretation of this Agreement.

23.4. Relationship. The performance by FIS of its duties and obligations under this Agreement are that of an independent contractor and nothing contained in this Agreement, except for the limited agency expressly provided for herein, creates or implies an agency relationship between FNT and FIS, nor will this Agreement be deemed to constitute a joint venture or partnership between FNT and FIS. FIS and FNT agree that FIS is an independent contractor and its personnel are not FNT's agents or employees for federal or state tax purposes, and are not entitled to any FNT employee benefits. Except as specifically set forth herein, each party assumes sole and full responsibility for its acts and the acts of its personnel, agents and subcontractors. Neither party has any authority to make commitments or enter into contracts on behalf of, bind, or otherwise obligate the other party in any manner whatsoever except as specifically set forth herein.

23.5. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable will not be affected thereby, and each such provision of this Agreement will be valid and enforceable to the extent permitted by law.

23.6. Entire Agreement. This Agreement and each of the Exhibits and Schedules, which are hereby incorporated by reference into this Agreement, is the entire agreement between the parties with respect to its subject matter, and there are no other representations, understandings, or agreements between the parties relative to such subject matter. This Agreement is intended to supersede any and all continuing agreements among FIS and/or Subsidiaries on the one hand and FNT and/or FNT Entities on the other, for substantially similar services as contemplated herein.

23.7. Amendments. No amendment to, or change, waiver, or discharge of, any provision of this Agreement will be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced. Notwithstanding the foregoing, at any time prior to the Sale of FNIS or any IPO, this Agreement may not be amended without the prior written consent of THL and TPG if such amendment would: (i) change Section 13 (Fees) or Exhibit D (Fees), (ii) affect the Term of the Agreement, (iii) affect FNT's ability to terminate any Services pursuant to
Section 18 and Exhibit I (Termination Fees), (iv) affect Articles 3 (Services), 4 (Customer Satisfaction), 5 (Service Levels), 8.3 (Onsite Resources) or 9 (Proprietary Rights) or Exhibit H in any manner materially adverse to FIS, (v) affect Section 20.7 (Limitation of Liability) in any manner adverse to FIS, (vi) affect Article 20 (Indemnification) in any manner materially adverse to FIS, or
(vii) affect this Section 23.7 (Amendment). For purposes of this Section 23.7,
(a) the term "THL" shall mean Thomas H. Lee Equity Fund V, L.P.; (b) the term "TPG" shall mean TPG Partners III, L.P.; (c) the term "Sale of FNIS" means: an acquisition by any Person (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and used in Sections 13(d) and 14(d) thereof ("Person")) of Beneficial Ownership (within the meaning of Rule 13d-3 under the Exchange Act ("Beneficial Ownership")) of 50% or more of either the then outstanding shares of FNIS common stock (the "Outstanding FNIS Common Stock") or the combined voting power of the then outstanding voting securities of FNIS entitled to vote generally in the election of directors (the "Outstanding FNIS Voting Securities"); excluding, however, the following: (A) any acquisition directly from FNIS, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from FNIS or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by FNIS or a member of the FNIS Group; and (d) the term "IPO" means an offering and sale to the public of any shares or equity securities of FNIS or any of its subsidiaries pursuant to a registration statement in the United States. THL and TPG are intended express and intended third party beneficiaries for purposes of this
Section 23.7 only.

23.8. Governing Law. This Agreement will be interpreted pursuant to and governed by the laws of the State of Florida applicable to contracts to be performed within Florida, without giving effect to any conflicts of law doctrine of such State.

23.9. Survival. The terms of Article 9, Section 12.2, Section 13.3, Article 14.2, Article 15, Article 16, Article 17, Section 18.4, Article 20, Article 21, and Article 23 will survive the expiration of this Agreement or termination of this Agreement for any reason.

23.10. Third Party Beneficiaries. Each party intends that this Agreement will not benefit, or create any right or cause of action in or on behalf of, any person or entity other than FNT or FIS or, with respect to Sections 20.1(d) and 20.3, the FNT Entities. Notwithstanding the foregoing sentence, (i) FIS shall have the right to bring a claim against FNT to the extent such claim results from an FNT Entity failing to abide by the terms of this Agreement and (ii) FNT shall have the right to bring any claim against FIS on behalf of any other FNT Entity which results from FIS's failure to deliver Services to such FNT Entity in accordance with the terms of this Agreement or to comply with the terms of this Agreement.

23.11. Acknowledgment. FNT and FIS each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties' agreement based upon the level of risk to FNT and FIS associated with their respective obligations under this Agreement and the payments to be made to FIS and charges incurred by FIS pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement will not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

23.12. Covenant of Further Assurances. FNT and FIS covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of FNT and FIS will execute and deliver any further legal instruments and perform any acts which are or shall become necessary to effectuate the purposes of this Agreement.

23.13. Assignment. Except as specified in Sections 3.2 and 8.4, neither FNT nor FIS shall assign, delegate or otherwise transfer all or any part of its rights or obligations under this Agreement or any part hereof, unless otherwise provided for in this Agreement, without the express written consent of the non-assigning Party. Any such attempted assignment, delegation or transfer will be null and void and of no effect. Either party shall be permitted to assign this Agreement to any Affiliate except that the assigning party shall remain responsible for all obligations under this Agreement including the payment of Fees.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                               FIDELITY NATIONAL TITLE GROUP, INC.

                               By ________________________
                                    Raymond R. Quirk
                                    Chief Executive Officer

                               FIDELITY INFORMATION SERVICES, INC.

                               By ________________________
                                    Michael L. Gravelle
                                    Senior Vice President

                                   SCHEDULE I

      The defined terms used in this Agreement shall have the meanings set forth in the Sections of this Agreement and Exhibits listed:

TERM                                  SECTION/EXHIBITS
----                                  ----------------
Account Manager                       8.2
Additional Services                   3.5(a)
Affected Performance                  15.1
Affiliate                             3.2
Agreement                             Heading
Ancillary FIS Proprietary Software    9.3(c)
Ancillary Tasks                       3.1(c)
As Is environment                     3.1(a)
Base CPI Index                        13.8(a)
Change Control Procedures             3.8
Change of Control                     18.2(c)
Claim                                 20.5
Confidential Information              16.1
Consents                              10
Core Services                         3.3
CPIU                                  13.8(a)
Current CPI Index                     13.8(a)
Damages                               20.1
Data Safeguards                       6.2(b)
Deadline Notice                       2.2(a)
Default Cure Period                   18.2(a)
Default Notice                        18.2(a)
Deposit Amount                        7.3
Deposit Institution                   7.3
Designated Software                   9.4
Developed Software                    9.5
Director Competitor                   8.4
Disaster                              Exhibit A
Dispute(s)                            7.2(a)
Disputing Party                       7.3
DRP                                   Exhibit A
Effective Date                        Heading
Equipment                             9.6
Escalation Process                    7.2(d)
Executive Management                  7.2(c)
Expiration Date                       2.2(a)
Failure Recognition Event             5.3
Fee Audit                             14.2
Fee Audit Report                      14.2

TERM                                  SECTION/EXHIBITS
----                                  ----------------
Fee Auditor                           14.2
Fee Payment Date                      14.2
Fees                                  13.1
Fidelity Information Security Policy  Exhibit J
First Tier Management                 7.2(b)
FIS                                   Heading
FIS Agent(s)                          20.1(a)
FIS Developed Items                   9.5
FIS Equipment                         9.6
FIS Indemnified Parties               20.2
FIS Key Employees                     8.2
FIS Managed Agreements                11.1
FIS Managed Invoice(s)                11.2
FIS Proprietary Software              9.3(a)
FIS Relationship Manager              7.1
FIS Service Location Move             6.1
FIS Service Location Project Plan     6.1
FIS Service Location (s)              6.1
FIS Software                          9.4
FIS Subcontractors                    3.2
FIS Third Party Software              9.4
FNF                                   Recitals
FNT                                   Heading
FNT Agent                             20.2(a)
FNT Approved Software                 20.3(a)
FNT Data                              12.1
FNT Entity(ies)                       3.1(a)
FNT Equipment                         9.6
FNT Indemnified Parties               20.1
FNT Interruption Event                15.2
FNT Location                          6.2(f)
FNT Proprietary Software              9.2
FNT Relationship Manager              7.1
FNT Software                          9.2
FNT Third Party Software              9.2
Force Majeure Event                   15.1
FTE                                   8.2
Future State environment              3.1(b)
Incidents                             Exhibit A
Indemnified Parties                   20.2
Indemnify                             20.1
Indemnifying Party                    20.5
Initial Term                          2.1
Initial Term Expiration Date          2.1
Management Committee                  7.1

TERM                                  SECTION/EXHIBITS
----                                  ----------------
Move Expense Summary                  6.1
NAB                                   6.2
One Year Renewal Period               2.2(a)
On-Site FTEs                          8.2
On-Site Period                        8.2
Operations Analyst On-Site Period     8.2
Pass-Through Expenses                 13.9
Personal Data                         16.6.1
Prime Rate                            14.2
Privileged Work Product               16.2
Programmer Support On-Site Period     8.2
Project Staff                         8.1
Regulation                            3.13
Release Package                       Exhibit A
Removal Expense Summary               8.4
Renewal Notice                        2.2(a)
Renewal Period                        2.2(a)
Renewal Right                         2.2(a)
Report(s)                             3.12
Security Incident                     6.2(c)
Self-Help Code                        17.1(b)(3)
Service Component                     18.2(a)
Service Level Audit                   5.7
Service Level Audit Report            5.7
Service Level Auditor                 5.7
Service Level Credit Event            5.4
Service Level Credit Trigger          5.4
Service Level Credits                 5.4
Service Levels                        5.1
Services                              3.1(a)
Statement of Work                     3.5
Subsidiary                            3.1(d)
Systems                               9.7
Technology Review                     3.10(a)
Term                                  2.2(a)
Termination Assistance Period         18.4
Termination Assistance Services       18.4
Termination Fee                       18.5
Two Year Renewal Period               2.2(a)
Unauthorized Access                   16.4
Unauthorized Code                     17.1(b)(3)
Utilize                               9.3(c)
Year 2000 Compliant                   17.1(b)5(a)